UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Murphy USA Inc.

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MURPHY USA

MURPHY USA

Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

YOUR VOTE IS IMPORTANT

DEAR STOCKHOLDER:

The Board of Directors and management cordially invite you to attend Murphy USA’s Annual Meeting of Stockholders to be held at 8:00 a.m., Central Time, on Thursday, May 5, 2022 at Murphy USA’s corporate headquarters, 200 East Peach Street, El Dorado, Arkansas 71730. The formal notice of the Annual Meeting of Stockholders and Proxy Statement follow.

Whether or not you attend the Annual Meeting, it is important that your shares are represented and voted before or at the meeting. Therefore, we urge you to vote promptly and submit your proxy via the internet, by phone, or by signing, dating, and returning the enclosed proxy card. If you attend the Annual Meeting, you can vote in person, even if you have previously submitted your proxy.

ON BEHALF OF THE BOARD OF DIRECTORS, WE WOULD LIKE TO EXPRESS OUR APPRECIATION FOR YOUR INVESTMENT IN MURPHY USA.

Sincerely,

R. Madison Murphy Chairman of the Board of Directors Murphy USA Inc. March 25, 2022

TABLE OF CONTENTS

PROXY STATEMENT	1

Solicitation	1

Quorum and Voting Procedures	1

Voting Securities	2

PROPOSAL 1 –	Election of Four Class III Directors Whose Current Terms Expire on the Date of the 2022 Annual Meeting	3

Director Nominees	3

Continuing Directors	6

BOARD AND GOVERNANCE MATTERS	11

OWNERSHIP OF MURPHY USA COMMON STOCK	18

Security Ownership of Certain Beneficial Owners	18

Security Ownership of Directors and Management	18

PROPOSAL 2 –	Approval of Executive Compensation on an Advisory, Non-Binding Basis	20

COMPENSATION DISCUSSION & ANALYSIS	21

EXECUTIVE COMPENSATION	34

PROPOSAL 3 –	Determine the Frequency of Stockholder Approval of the Compensation of the Named Executive Officers on an Advisory, Non-Binding Basis	42

PROPOSAL 4 –	Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2022	43

SUBMISSION OF STOCKHOLDER PROPOSALS	45

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2022 ANNUAL MEETING	45

OTHER INFORMATION	46

This Proxy Statement is issued by Murphy USA Inc. In connection with the 2022 Annual Meeting of Stockholders scheduled for May 5, 2022.

This Proxy Statement and accompanying proxy card are first being made available to stockholders on or about March 25, 2022.

PROXY STATEMENT

Solicitation

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy USA Inc. (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 5, 2022 and Murphy USA will bear the cost of this solicitation of proxies. It is expected that the Notice will be mailed to stockholders beginning on or about March 25, 2022.

The complete mailing address of the Company’s principal executive office is 200 East Peach Street, El Dorado, Arkansas 71730.

References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy USA” refer to Murphy USA Inc. and its consolidated subsidiaries.

Quorum and Voting Procedures

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding shares of the Company’s stock entitled to vote at a meeting of stockholders shall constitute a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A “broker non-vote” occurs on a proposal when shares held by brokers or nominees who do not have discretionary power to vote on a non-routine matter and to whom voting instructions have not been given from the beneficial owners or persons entitled to vote.

Vote Necessary to Approve Proposals

General

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the Annual Meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote.

Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Corporate Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet before the meeting as described in the telephone/internet voting instructions on your proxy card, the Company will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

The Board recommends that you vote FOR all the director nominees (Proposal 1), FOR the approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (on an advisory, non-binding basis) (Proposal 2), FOR “every year” (“1 year” on the proxy card) for the frequency of approval of the compensation of the Named Executive Officers (on an advisory, non-binding basis) (Proposal 3) and FOR the approval of the action of the Audit Committee in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2022 (Proposal 4). Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the Board’s recommendations.

Proposal 1 – Election of Four Class III Directors Whose Current Terms Expire on the Date of the 2022 Annual Meeting

The Class III directors shall be elected by a majority of the votes cast at the Annual Meeting so long as a quorum is present. You may vote “for,” “against” or “abstain” on each director. Abstentions shall have no effect on the outcome of this proposal.

All Other Proposals

For Proposals 2, 3 and 4, the affirmative vote of a majority of the shares of our capital stock present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required for approval. You may vote “for,” “against” or “abstain” on these matters. For Proposal 3, the option that receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be considered approved by the stockholders. You may vote “every year” (“1 year” on the proxy card), “every two years” (“2 years” on the proxy card), “every three years” (“3 years” on the proxy card) or you may “abstain” on this matter. If you vote to “abstain,” it will have the same effect as a vote “against.”

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 1

PROXY STATEMENT | VOTING SECURITIES

Broker Voting

If your shares are held in the name of a bank, broker or other holder of record (a “nominee”), you will receive instructions from the nominee that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and internet voting. Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. Notably, Proposals 1, 2 and 3 should be considered non-routine matters and your broker is not permitted to vote your shares without your instructions and such uninstructed shares are considered “broker non-votes.”

Voting Securities

On March 8, 2022, the record date for the meeting, the Company had 24,448,012 shares of common stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. Information as to common stock ownership of certain beneficial owners and management is set forth in the tables under “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Directors and Management” included on page 18 of this Proxy Statement.

PROPOSAL 1	ELECTION OF FOUR CLASS III DIRECTORS WHOSE CURRENT TERMS EXPIRE ON THE DATE OF THE 2022 ANNUAL MEETING

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership, public company experience or educational achievement. When considering new candidates, the Nominating and Governance Committee, with input from the Board, will seek to ensure the Board reflects a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, government/regulation, leadership and convenience store and other retail-related industries, sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, although it does not have a separate policy with respect to diversity, the Nominating and Governance Committee considers the issue of diversity among the factors used to identify nominees for directors. The goal is to assemble and maintain a Board comprised of individuals that not only possess a high level of business acumen, but who also demonstrate a commitment to the Company’s Code of Business Conduct and Ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the four nominees for director whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by the proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board size may be reduced.

All directors, other than Mr. Clyde (our President and Chief Executive Officer), were determined to be independent by the Board based on the rules of the NYSE and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating and Governance Committee at its February meeting considered familial relationships of certain directors (Mr. Murphy and Mr. Deming are first cousins).

Mr. Murphy became the Non-Executive Chairman of the Board in connection with the spin-off of the Company from Murphy Oil Corporation (the “Spin-Off”), which was completed on August 30, 2013. As an independent chairman, he leads our regularly scheduled meetings of independent directors in executive session, held outside the presence of Company management. These meetings occur at a minimum of three Board meetings each year.

Stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Corporate Secretary, Murphy USA Inc., 200 East Peach Street, El Dorado, Arkansas 71730. Communications will be kept confidential and forwarded to the specified director(s). Items that are unrelated to a director’s duties and responsibilities as a Board member, such as junk mail, may be excluded by the Corporate Secretary. The names and relevant detail of the nominees are as follows:

Director Nominees

Our Board is divided into three classes serving staggered three-year terms. Messrs. Murphy, Clyde and Miller and Ms. Turner, who are Class III directors, are nominated for re-election at this Annual Meeting of Stockholders. Class I and Class II directors will serve until our annual meetings of stockholders in 2023 and 2024, respectively. At each annual meeting of stockholders, directors will be elected for three-year terms to succeed the class of directors whose terms have expired. This section details the name, age, class, qualifications and committee memberships of our directors as of the 2022 Annual Meeting of Stockholders.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 3

PROPOSAL 1 | ELECTION OF DIRECTORS

The following Class III directors are nominated for re-election at this Annual Meeting of Stockholders.

R. MADISON MURPHY Age: 64 Director since: August 2013 Board Committees: Executive Committee (Chair) Ex-officio of all Committees

Chairman of the Murphy USA Board of Directors since August 2013; Director of Murphy Oil Corporation (“Murphy Oil”) (a NYSE-listed oil and natural gas exploration and production company) since 1993, member of its Executive Committee and Chair of its Audit Committee, as well as Chairman of the Board from 1994 to 2002 and Chief Financial Officer from 1992 to 1994; Managing Member of Murphy Family Management, LLC (manages investments, farm, timber and real estate) since 1998; Director of Deltic Timber Corporation (a former NYSE-listed natural resources and timberland company) from 1996 until its merger with Potlatch Corporation in February 2019; Director of BancorpSouth, Inc. (a NYSE-listed financing holding company) from 2000 to 2011; Chairman of the Arkansas State Highway Commission from 2011 to 2013, member from 2003 to 2013, Owner of Presqu’ile Winery (a family-owned winery in the Santa Maria Valley) since 2008; Chair of Hendrix Board of Trustees (a private liberal arts college in Conway, Arkansas) from 2001 to 2011, member since 1995; President of The Murphy Foundation (a private foundation in El Dorado, Arkansas) since 1988

Skills and Experience: Mr. Murphy has been involved in the energy sector for more than 40 years. In addition to his executive leadership in finance, Mr. Murphy has served on the boards of three other public companies in the energy, banking, and natural resources sectors, chairing one of these boards from 1994 to 2002. As an owner and operator of a winery, Mr. Murphy has a robust understanding of alcohol distribution regulations as well as sustainable practices. This understanding further extends to wildlife and habitat conservation in his farming operations which led the U.S. Department of the Interior to grant him a National Wetlands Conservation Award in 2004. His experience in executive and board leadership positions brings to the Board a unique business and financial perspective.

R. ANDREW CLYDE Age: 58 Director since: August 2013 Board Committees: Executive Committee

President and Chief Executive Officer of Murphy USA since its August 2013 spin-off; Director and member of Audit Committee of The Federal Reserve Bank of St. Louis since January 2021 (previously served two terms on the Little Rock Branch); National Trustee for Boys & Girls Clubs of America since 2020; Partner (Global Energy Practice), of Booz & Company (and prior to August 2008, Booz Allen Hamilton) (a global management and strategy consulting firm) from 2000 to 2013 (joined 1993), where he held leadership roles as North American Energy Practice Leader, Dallas office Managing Partner, and member of the Nominating Committee. Prior public accounting experience with Arthur Andersen & Co. and CPA

Skills and Experience: As President and CEO, Mr. Clyde has led the operational, cultural, and strategic transformation of Murphy USA since it’s public inception, leveraging his 20 years of management consulting experience serving integrated downstream and midstream energy firms, large independent c-store chains and a variety of small-box retailers on similar engagements. Serving on the St. Louis Federal Reserve Bank provides Mr. Clyde deep insights into the macro economy, state of markets and consumers, and evolving payments systems. In his prior consulting tenure, Mr. Clyde was a senior member of multiple global human capital leadership committees, providing insights for many of the foundational design elements of Murphy USA’s talent and culture strategy, which in turn supports Board succession planning. Mr. Clyde also serves on a mix of local and national not-for-profit organizations which provide insights into the challenges facing the communities Murphy USA serves. His broad industry knowledge, analogous strategic and transformational experiences and insights into Murphy USA’s customers and markets make Mr. Clyde a valuable member of our Board.

PROPOSAL 1 | ELECTION OF DIRECTORS

DAVID B. MILLER Age: 72 Director since: January 2016 Board Committees: Executive Compensation Committee Nominating and Governance Committee

Co-Founder and Managing Partner of EnCap Investments L.P. (“EnCap”) (a leading provider of growth capital to independent energy companies) since 1988; President of PMC Reserve Acquisition Company (a partnership jointly owned by EnCap and Pitts Energy Group) from 1988 to 1996; Co-Chief Executive Officer and Co-Founder of MAZE Exploration Inc. (a Denver-based oil and gas company) from 1981 to 1988; Director of Halcon Resources Corporation (a NYSE-listed independent energy company) from 2012 to 2016; Chair-Elect of Southern Methodist University Board of Trustees (a nationally ranked private university in Dallas, Texas), member since 2008

Skills and Experience: Having started his professional career in the banking industry, Mr. Miller provides considerable expertise to the Board in the areas of banking and finance. His executive leadership experience includes serving as the Managing Partner of a firm that he co-founded. In this capacity, Mr. Miller often directly engages with institutional investors on ESG practices in the energy industry, including numerous large pension funds and university endowments. In addition to having served on the boards of four other publicly traded companies in the energy sector, Mr. Miller has served on the boards of numerous private oil and gas exploration and production companies. He is also a member of the council that serves as an oil and gas advisory committee to the Secretary of Energy. Mr. Miller’s broad energy industry knowledge and his leadership experience and expertise in business valuation, capital structure and strategic relationships complement the collective strength and leadership of our Board.

ROSEMARY L. TURNER Age: 60 Director since: October 2021 Board Committees: Audit Committee Nominating and Governance Committee

Director of TFI International (a NYSE-listed North American leader in the transportation and logistics industry) since 2020; Director of Core-Mark Holding Company, Inc. (a former NASDAQ-listed convenience store wholesale distributor) from May 2021 until its acquisition by Performance Food Group, Inc. in September 2021; 40-year career with United Parcel Service, Inc. (“UPS”) (a NYSE-listed multinational shipping and receiving and supply chain management company) retiring as President of Northern California in 2019; Director of San Francisco Federal Reserve Board, which she formally Chaired in 2021, Director of The Bouqs Company (a leading online floral retailer that delivers fresh flowers from eco-friendly, sustainable farms) since 2020; Director since 2016; Director of the Philadelphia Federal Reserve Board from 2010 to 2013 Senior Advisor to Oaktree Infrastructure Fund (an infrastructure core fund managed by Oaktree Capital Management) since 2020

Skills and Experience: In addition to being a certified public accountant, Ms. Turner has an impressive history in the logistics and distribution industry. In her distinguished executive career, she served as president of various UPS divisions for 22 years, applying her strengths in business development, relationship management and operational stewardship. Ms. Turner has also served as director of two other publicly traded companies that are leaders in the logistics and distribution industry. Through her experience with the Philadelphia Federal Reserve Board and the San Francisco Federal Reserve Board which she chaired in 2021, Ms. Turner has an excellent understanding of the macroeconomy state of marketing and consumers, and evolving payment systems. Our Board benefits from her deep experience in supply chain and logistics and finance.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 5

PROPOSAL 1 | ELECTION OF DIRECTORS

Continuing Directors

The following Class I and Class II directors are not up for re-election at this Annual Meeting of Stockholders. Class I directors will be up for election at our Annual Meeting in 2023 and Class II directors will be up for election at our Annual Meeting in 2024.

Class I Directors (terms expiring at the 2023 Annual Meeting)

CLAIBORNE P. DEMING Age: 67 Director since: August 2013 Board Committees: Executive Compensation Committee (Chair) Executive Committee

Chairman of the Board of Murphy Oil (a NYSE-listed oil and natural gas exploration and production company) since 2012 and Chairman of its Executive Committee; President and Chief Executive Officer from October 1994 through December 2008

Skills and Experience: Mr. Deming brings over 40 years of experience in the oil and gas industry to the Board. While CEO of Murphy Oil, Mr. Deming established the initial relationship with Walmart Inc. that underpins the Murphy USA brand. In addition to his executive leadership experience, Mr. Deming has served on the boards of two other public companies in the energy sector, chairing one of these boards since 2012. He is the former chair of an advisory committee to the Secretary of Energy. Mr. Deming has served in an advisory role with private firms providing strategic and financial advice to investors, management teams, boards of directors, governmental bodies, and other professionals and participants in the global energy industry. Mr. Deming is also a licensed attorney and has served on numerous private and state boards. His deep understanding of the energy sector and strategy strengthens the Board’s collective knowledge.

HON. JEANNE L. PHILLIPS Age: 68 Director since: November 2018 Board Committees: Audit Committee Nominating and Governance Committee

Senior Vice President, Corporate Engagement & International Relations of Hunt Consolidated, Inc. (one of the largest privately-held family of companies in the U.S. involved in oil and gas exploration and production, real estate, and investment management) since 2004; President of Hunt Global Partnerships, Inc. (Hunt Oil Company’s corporate social responsibility program); Director of Turtle and Hughes Inc. (one of the largest independent electrical and industrial distribution companies in the U.S) since 2018; U.S. Permanent Representative to the Organization for Economic Cooperation and Development (OECD) with rank of U.S. Ambassador in Paris from 2001 to 2003

Skills and Experience: The Honorable Ms. Phillips brings unique experience to the Board in the areas of governmental affairs and public policy after having served in varying capacities at the state, national, and international levels. In addition, as an executive with a large, privately-held energy company, she has extensive experience in the areas of corporate leadership, corporate communications, crisis management, and sustainability which bolsters the Board’s ability to react to an ever-changing business environment.

PROPOSAL 1 | ELECTION OF DIRECTORS

JACK T. TAYLOR Age: 70 Director since: August 2013 Board Committees: Audit Committee (Chair) Executive Compensation Committee

Director of Genesis Energy LP (a NYSE-listed midstream energy master limited partnership) since 2013 and member of the Audit and Governance, Compensation and Business Development Committees; Director of Sempra (a NYSE-listed Fortune 500 energy services company) since 2013 and member of the Executive, Audit and Compensation and Talent Development Committees; Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations for KPMG LLP (one of the world’s largest audit, tax, and advisory firms) from 2005 to 2010

Skills and Experience: Mr. Taylor, a certified public accountant, has extensive experience with financial and public accounting issues as well as deep knowledge of the energy industry. He was a partner at KPMG, LLP for 29 years. As an executive leader, Mr. Taylor was responsible for the execution of global strategy within all KPMG member firms in North and South America, encompassing more than 40,000 employees and $8 billion in revenue. Mr. Taylor initially sponsored and chaired KPMG’s Diversity Advisory Board upon its formation and early development. At KPMG, Mr. Taylor has extensive experience in capital markets activities with involvement in SEC registration statements, mergers and acquisitions, corporate recovery and bankruptcies. He has served on the audit committees of two other publicly traded energy companies for almost a decade, currently serving as chair of one of these committees. Mr. Taylor lends considerable expertise to our Board in finance, accounting, and energy matters.

Class II Directors (terms expiring at the 2024 Annual Meeting)

DAVID L. GOEBEL Age: 71 Director since: October 2021 Board Committees: Audit Committee Executive Compensation Committee

Chairman of the Board of Jack in the Box Inc. (a NASDAQ-listed operator and franchisor of more than 2,200 restaurants) since 2020, Director since 2008; Director of Wingstop Inc. (a NASDAQ-listed operator and franchisor of over 1,500 fast casual restaurant locations across the U.S. and internationally) since 2017; Partner and Faculty Member for The ExCo Group, LLC a worldwide firm that provides peer-to-peer mentoring services for CEOs and senior business executives; Chief Executive Officer of Applebee’s International, Inc. (a former NASDAQ-listed operator of over 2,000 restaurants across the U.S. and internationally) from 2006 to 2007.

Skills and Experience: More than 40 years of experience in retail, food service, and hospitality provides Mr. Goebel with vast knowledge that benefits the Board. Mr. Goebel brings unique knowledge to the Board from his service in capacities as CEO, Board Chair, and director with three well-known, public company restaurant chains, as well as his service on several private company boards, including Quick Chek Corporation prior to its acquisition by the Company in January 2021. His comprehensive experience in food and beverage, supply chain management, risk assessment, risk management, succession planning, executive development, executive compensation, and strategic planning enables him to share valuable insights and perspectives with the Board.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 7

PROPOSAL 1 | ELECTION OF DIRECTORS

FRED L. HOLLIGER Age: 74 Director since: August 2013 Board Committees: Executive Compensation Committee Nominating and Governance Committee

Chairman and Chief Executive Officer of Giant Industries Inc. (a former NYSE-listed petroleum refining and retail convenience store company) from 2002 to 2007 when it was acquired by Western Refining, Inc.; Independent consultant to Western Refining, Inc. (a former NYSE-listed crude oil refiner and marketer) from 2007 through June 2012

Skills and Experience: Mr. Holliger’s career in the energy industry spans more than four decades in a variety of engineering, marketing, supply, and management positions, including serving as Chairman and CEO of a publicly traded petroleum refiner and convenience store operator. His broad knowledge of all aspects of the downstream sector from refining to retail makes Mr. Holliger a unique asset for the Board.

JAMES W. KEYES Age: 67 Director since: August 2013 Board Committees: Executive Committee Executive Compensation Committee

Director of Andretti Acquisition Corp. (a NYSE-listed special purpose acquisition company) since January 2022; Director of LightJump Acquisition Corporation (a NASDAQ-listed special purpose acquisition company) since January 2021; Chairman of Wild Oats LLC (a producer of natural and organic food) since January 2012; Chief Executive Officer of Fresh & Easy, LLC (an operator of a chain of grocery stores) from November 2012 to October 2015, which filed for reorganization under Chapter 11 of the US Bankruptcy Code in October 2015; Chairman and Chief Executive Officer of Blockbuster Inc. (a former NYSE-listed provider of home movie and video game rental services) from 2007 to 2011; Chief Executive Officer of 7-Eleven, Inc. (a former NYSE-listed operator and franchisor of convenience stores) from 2000 to 2005

Skills and Experience: Mr. Keyes’ executive leadership experience includes serving as CEO of two Fortune 500 companies. While leading 7-Eleven, Inc., he spearheaded the introduction of fresh foods, building a nationwide network of commissaries and a distribution system for daily fresh product delivery which resulted in the growth of fresh food sales to over 20% of the product mix. In addition to his executive leadership experience, Mr. Keyes currently serves on two other public company boards and has served on the boards of numerous private companies in a variety of industries. Mr. Keyes’ industry knowledge and business expertise are invaluable to our Board.

PROPOSAL 1 | ELECTION OF DIRECTORS

DIANE N. LANDEN Age: 61 Director since: August 2013 Board Committees: Nominating and Governance Committee (Chair) Audit Committee

Owner and President of Vantage Communications, Inc. (a private company in investment management, communications and broadcast property ownership company) since 1990; Chairman and Executive Vice President of Noalmark Broadcasting Corporation (a private radio and media company) since 2012; Partner at Munoco Company L.C. (a private oil and gas exploration and production company) from 2012 to 2021; Secretary and Director of Loutre Land and Timber Company (a private natural resources company) from 1998 to 2021, and member of its Executive and Nominating Committees

Skills and Experience: With over 30 years of experience in communications and broadcast property ownership and management, Ms. Landen brings a special set of skills to the Board. Ms. Landen has been an owner and served on the boards of private companies involved in oil and gas exploration and production and timber. In addition, she is a managing member or owner of several private investment and real estate management companies. The Board benefits from her asset management experience and unique insights into communications, media, and natural resources industries.

THE BOARD RECOMMENDS A VOTE “FOR” THE CLASS III DIRECTORS NOMINATED BY THE BOARD

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 9

PROPOSAL 1 | ELECTION OF DIRECTORS

BOARD AND GOVERNANCE MATTERS

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer of Murphy USA are currently held by two individuals. Mr. Murphy serves as our Chairman of the Board as a non-executive and independent director. Mr. Clyde serves as our President and Chief Executive Officer, and also serves as a director. Along with Messer Murphy and Clyde, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the Company and industry, while the President and Chief Executive Officer is most familiar with the Company’s business and industry, most involved in the Company’s day-to-day operations and most capable of leading the execution of the Company’s strategy. The Board believes that having separate roles of Chairman and President and Chief Executive Officer is in the best interest of stockholders at this time because it facilitates independent oversight of management.

Our Impact/ESG

The Nominating and Governance Committee is responsible for reviewing the Company’s strategy,

initiatives, policies and practices on ESG matters that are significant to the Company, as well as the Company’s reporting of its ESG performance.

Our ESG strategy is overseen by the ESG Steering Committee, a group comprised of our CEO, Executive Vice President and Senior Vice Presidents. This ESG strategy is implemented at a functional level by an ESG working group, which is comprised of cross-functional subject matter experts from across the business.

As part of our commitment to ESG, we are also focused on transparently reporting on our progress. In 2022, we plan to issue an ESG summary that considers internationally recognized standards and frameworks, such as the Value Reporting Foundation’s Sustainability Accounting Standards Board (SASB) standards. We will continue to annually disclose our EEO-1 report, which we posted on our website.

For more information about our ESG program please visit our website. http://ir.corporate.murphyusa.com/investor-relations/our-impact.default.aspx(1)

(1)	Nothing on our website, including our impact report or our ESG pillars and metrics, shall be deemed incorporated by reference into this Proxy Statement.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 11

BOARD AND GOVERNANCE MATTERS | RISK MANAGEMENT

Amendment to the Bylaws

On March 16, 2022, consistent with corporate governance best practices, the Board adopted an amendment to the Company’s Bylaws that implements the following:

•	Proxy access. A stockholder, or a group of no more than 20 stockholders, owning 3% or more of the voting power of the Company’s outstanding capital stock continuously for at least three years, may nominate for inclusion in the Company’s proxy statement director nominees constituting up to the greater of two individuals or 20% of the number of directors in office, provided the stockholders satisfy certain procedural and disclosure requirements.

•	Majority voting for the election of directors. Beginning with the 2022 Annual Meeting, in uncontested elections of directors, each director nominee will be elected only if the number of votes cast for such nominee exceeds the number of votes cast against such nominee. Directors who fail to receive a majority of votes cast in their favor must tender their resignation, which the Board can determine whether to accept or reject. In contested elections of directors (as described in the Bylaws), directors will continue to be elected by a plurality of votes cast.

•	Amendments to advance notice requirements. Beginning with respect to the 2023 Annual Meeting, stockholders that submit director nominations or propose other business (other than proposals to be included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended) must adhere to additional procedural and disclosure requirements.

•	Stockholder meeting administration. The Bylaws clarify the ability of the Board or a chair of an annual meeting to govern the conduct at the meeting to provide for a fair and orderly meeting.

•	Exclusive forum. The Bylaws’ exclusive forum provision was updated to include that the sole and exclusive forum to resolve actions arising under the Securities Act of 1933 will be the federal district courts of the United States.

•	Emergency bylaw. The amendments provide governance procedures for the Board in the event of an emergency.

The Board believes that these changes to the Bylaws are in the best interests of the Company and its stockholders.

The foregoing description of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, as amended and restated, which is available as an Exhibit to a Current Report on Form 8-K filed on March 18, 2022.

Risk Management

Our Company’s management is responsible for the day-to-day management of risks to the Company. The Board of Directors has broad oversight responsibility for our risk management programs.

The Board of Directors exercises risk management oversight and control both directly and indirectly, the latter through various board committees as discussed below. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial and cybersecurity risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating and Governance Committee, in its role of reviewing and maintaining the Company’s Corporate Governance Guidelines, manages risks associated with the independence of the Board and potential conflicts of interest along with the Company’s ESG process and governance. While each committee is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board is regularly informed through committee reports and by the President and Chief Executive Officer about the known risks to the strategy and the business.

BOARD AND GOVERNANCE MATTERS | COMMITTEES

Committees

Our Board of Directors has established several standing committees in connection with the discharge of its responsibilities. The following table presents the standing committees of the Board and the current membership of the committees and the number of times each committee met in 2021.

NOMINEE / DIRECTOR	AUDIT	EXECUTIVE	EXECUTIVE COMPENSATION	NOMINATING AND GOVERNANCE

R. Madison Murphy	X(2)	X(1)	X(2)	X(2)

R. Andrew Clyde		X

Claiborne P. Deming		X	X(1)

David L. Goebel	X(3)		X(3)

Fred L. Holliger			X	X

James W. Keyes		X	X

Diane N. Landen	X			X(1)

David B. Miller			X	X

Hon. Jeanne L. Phillips	X			X

Jack T. Taylor	X(1)		X(4)

Rosemary L. Turner	X(3)			X(3)

Number of meetings in 2021	8	7	3	4

(1)	Committee Chair
(2)	Ex-Officio
(3)	Appointed by the Board on October 19, 2021.
(4)	Appointed by the Board on February 10, 2022.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 13

BOARD AND GOVERNANCE MATTERS | COMMITTEES

Audit Committee – The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, the management of major financial risk and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. Additionally, the Audit Committee reviews cybersecurity risks through regular updates from management, and it monitors the status of ongoing projects to strengthen existing controls and mitigate the risk of cybersecurity incidents. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of Internal Audit for these purposes. The Board has designated Mr. Taylor and Mr. Murphy as its Audit Committee Financial Experts as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee are independent under the rules of the NYSE and the Company’s independence standards.

Executive Committee – The Executive Committee is vested with the authority to exercise certain functions of the Board when the Board is not in session. The Executive Committee is also in charge of all general administrative affairs of the Company, subject to any limitations prescribed by the Board.

Executive Compensation Committee – The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors.

The Executive Compensation Committee consists entirely of independent directors, each of whom meets the NYSE listing independence standards and the Company’s independence standards. See “Compensation Discussion and Analysis” for additional information about the Executive Compensation

Committee. In carrying out its duties, the Executive Compensation Committee has direct access to outside advisors, independent compensation consultants and others to assist them.

Nominating and Governance Committee – The Nominating and Governance Committee identifies and recommends potential director candidates, makes annual independence recommendations as to each director, recommends appointments to Board committees, oversees board refreshment activities, the self-evaluation process of the board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend director candidates for consideration by the Nominating and Governance Committee will be able to address their recommendations to: Nominating and Governance Committee of the Board of Directors, c/o Corporate Secretary, Murphy USA Inc., 200 East Peach Street, P.O. Box 7300, El Dorado, Arkansas 71731-7300. As a matter of policy, director candidates recommended by stockholders will be evaluated on the same basis as candidates recommended by the directors, executive search firms or other sources. The Corporate Governance Guidelines also provide a mechanism by which stockholders may send communications to directors. The Nominating and Governance Committee consists entirely of independent directors, each of whom meets the NYSE listing independence standards and the Company’s independence standards. The Board succession planning requires the committee to coordinate with the chairmen of each standing committee of the Board concerning succession planning issues. The Nominating and Governance Committee is also responsible for reviewing the Company’s strategy, initiatives, policies and practices on ESG matters that are significant to the Company, as well as the Company’s reporting of its ESG performance.

Charters for the Audit, Executive, Executive Compensation and Nominating and Governance Committees, along with the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, are available on the Company’s website at http://ir.corporate.murphyusa.com.

BOARD AND GOVERNANCE MATTERS | MEETINGS AND ATTENDANCE

Meetings and Attendance

During fiscal year 2021, there were five meetings of the Board. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. Pursuant to the Company’s Corporate Governance Guidelines, non-employee directors, all of whom are independent, must meet in executive session, without management, in conjunction with at least three regularly scheduled Board meetings per year, and did so in 2021. Mr. Murphy, in his role as Chairman of the Board, presided at these executive sessions. Also, as set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend the Annual Meeting of Stockholders, and all did so in 2021.

Compensation of Directors

Directors who are employees of Murphy USA do not receive compensation for their services on the Board. Our Board of Directors determines annual retainers and other compensation for non-employee directors. The primary elements of our non-employee director compensation program include a combination of cash and equity. In 2021, the cash component consisted of an annual retainer for each non-employee director in the amount of $95,000, plus an additional annual retainer for each chair as follows:

•	Chairman of the Board: $140,000

•	Audit Committee Chair: $20,000

•	Executive Compensation Committee Chair: $15,000

•	Nominating & Governance Committee Chair: $12,000

All elements of cash components are paid in quarterly installments. The Company also reimburses directors for travel, lodging and other related expenses they incur in attending Board and Committee meetings.

In addition to the cash component, the non-employee directors receive an annual grant of time-based restricted stock units which cliff vest after three years. Each non-employee director received a restricted stock unit grant with a target value of $135,000 on February 6, 2021. In connection with the Company’s adoption of a quarterly dividend, commencing in December 2020, the Executive Compensation Committee approved the issuance of dividend equivalent units to the non-employee directors holding outstanding restricted stock units to be paid upon the issuance of shares of the Company’s common stock in settlement of the underlying restricted stock unit.

Further information regarding non-employee director compensation is set forth in the following table.

2021 Non-Employee Director Compensation Table

NAME	FEES EARNED OR PAID IN CASH(1) ($)	STOCK AWARDS(2) ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)

R. Madison Murphy	235,065	135,857	25,000	395,922

Claiborne P. Deming	110,065	135,857	—	245,922

David L. Goebel(4)	23,750	34,465	—	58,215

Fred L. Holliger	95,065	135,857	—	230,922

James W. Keyes	95,065	135,857	—	230,922

Diane N. Landen	107,065	135,857	20,000	262,922

David B. Miller	95,065	135,857	—	230,922

Hon. Jeanne L. Phillips	95,029	135,857	—	230,886

Jack T. Taylor	115,065	135,857	25,000	275,922

Rosemary L. Turner(5)	23,750	34,465	—	58,215
(1)	The amounts shown reflect the cash retainers paid during the fiscal year ended December 31, 2021.
(2)

The amounts shown reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 regarding stock compensation, for restricted stock unit awards and dividend equivalent units granted to the non-employee directors in 2021. The aggregate number of unvested restricted stock units and dividend equivalent units held as of December 31, 2021 by David L. Goebel and Rosemary L. Turner was 203 and 3,782 for each other non-employee director.

(3)	The amounts shown represent contributions made on behalf of Mr. Murphy, Ms. Landen and Mr. Taylor to charitable organizations under our gift matching program.
(4)	Mr. Goebel was appointed to the Board on October 19, 2021 and received pro-rated cash retainers and equity grants.
(5)	Ms. Turner was appointed to the Board on October 19, 2021 and received pro-rated cash retainers and equity grants.

The column above showing “All Other Compensation” represents the incremental cost of matching gifts. The non-employee directors are eligible to participate in our gift matching program on the same terms as Murphy USA employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals in an amount equal to twice the amount contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations in an amount equal to the contribution made by the eligible person.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 15

BOARD AND GOVERNANCE MATTERS | NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES AND PLEDGING

Non-Employee Director Stock Ownership Guidelines and Pledging

The Board of Directors also established stock ownership guidelines for non-employee directors of the Company. Directors are expected to achieve stock ownership of at least three times their annual cash retainer within five years of beginning their service. A director may not pledge Company securities either by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. Once such stock ownership target has been achieved, a director is permitted to pledge Company securities in compliance with applicable law (including disclosure of such pledging in the Company’s proxy statement, as required by SEC regulations), so long as all stock owned to satisfy the applicable stock ownership target remains unpledged. Any pledging of shares must be disclosed to the Corporate Secretary and to the Board in advance of such pledging. These guidelines are designed to ensure that directors display confidence in the Company through the ownership of a significant amount of our stock. At December 31, 2021, all of our Directors had met or were on track to comply with these stock ownership guidelines within the applicable five-year period.

Review, Approval or Ratification of Transactions with Related Persons

During 2021, the Company did not engage in any related person transactions involving members of the Company’s Board or executive officers. Conflicts of interest subject to the Company’s written Code of Business Conduct and Ethics that constitute a Related Party Transaction, as defined under the rules of the SEC, shall be reviewed by the Nominating and Governance Committee of the Board.

The Nominating and Governance Committee reviews ordinary course of business transactions with firms associated with directors and nominees for director. The Company’s management also monitors these transactions on an ongoing basis. Executive officers and directors are governed by the Company’s written Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board of Directors or a Board committee and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in fiscal year 2021. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Murphy USA’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

Committee Organization and Operation

The Audit Committee’s function is to assist the Board of Directors in its oversight of:

•	The integrity of Murphy USA’s financial statements;

•	Murphy USA’s internal control over financial reporting;

•	Murphy USA’s compliance with legal and regulatory requirements;

•	The independent accountants’ qualifications, independence and performance;

•	The performance of Murphy USA’s internal audit function; and

•	Murphy USA’s IT risk exposure, including cybersecurity risks.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of Murphy USA’s independent registered public accounting firm. The Audit Committee’s charter is available in the Corporate Governance section of Murphy USA’s corporate website at ir.corporate.murphyusa.com.

The Audit Committee held eight meetings during 2021. The Audit Committee Chair and members of the Audit Committee also held numerous additional meetings throughout 2021 with members of Murphy USA corporate, business segment and internal audit management and with Murphy USA’s independent registered public accounting firm, KPMG LLP. The Committee believes that these meetings were helpful in discharging its oversight responsibilities, including with respect to financial reporting and disclosure, risk management and internal controls.

BOARD AND GOVERNANCE MATTERS | AUDIT COMMITTEE REPORT

Independence

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Audit Committee are independent, as required by NYSE listing standards and SEC rules, and that they each met the Company’s enhanced independent standard for membership on the Company’s Audit Committee.

Expertise

The Board of Directors has also determined, on the recommendation of the Nominating and Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards. Mr. Taylor and Mr. Murphy have been designated as the “audit committee financial experts,” as defined under SEC rules. The Audit Committee’s assistance in the Board of Directors’ oversight of Murphy USA’s compliance with legal and regulatory requirements primarily focuses on the effect of such matters on Murphy USA’s financial statements, financial reporting and internal control over financial reporting.

Audited Financial Statements

In the performance of its oversight function, the Audit Committee has considered and discussed the 2021 audited financial statements with management and KPMG LLP, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, clarity of the disclosures and the condition of internal control over financial reporting. The Audit Committee has reviewed with the Head of Internal Audit and the KPMG LLP engagement team the scope and plans for their respective audits and has met with each of the Head of Internal Audit and the senior engagement partner of KPMG LLP, with and without management present, to discuss audit results, their evaluations of Murphy USA’s internal controls and the overall quality of Murphy USA’s financial reporting. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Conclusion

Based on the review and discussions described in this report, the Audit Committee, in accordance with its responsibilities, recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements for the year ended December 31, 2021 in Murphy USA’s 2021 Annual Report on Form 10-K.

Audit Committee:

Jack T. Taylor (Chair)

David L. Goebel

Diane N. Landen

R. Madison Murphy

Hon. Jeanne L. Phillips

Rosemary L. Turner

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 17

OWNERSHIP OF MURPHY USA COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following are known to the Company to be the beneficial owners of more than five percent of the Company’s common stock (as of the most recent date of such stockholder’s Schedule 13G filing for Murphy USA with the SEC):

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENTAGE

BlackRock, Inc. 55 East 52nd Street New York, NY 10055(2)	2,634,687	10.3%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(3)	2,341,220	9.1%
(1)

Includes common stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for Murphy USA for the period ended December 31, 2021.

(2)

A parent holding company or control person of the entities holding Murphy USA shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 2,593,925 shares with sole voting power, 0 shares with shared voting power, 2,634,687 shares with sole dispositive power and 0 shares with shared dispositive power.

(3)

An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 0 shares with sole voting power, 46,837 shares with shared voting power, 2,272,626 shares with sole dispositive power and 68,594 shares with shared dispositive power.

Security Ownership of Directors and Management

The following table sets forth information, as of the record date, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as listed in the first table of the Compensation Discussion and Analysis section of this Proxy) and directors and executive officers as a group.

NAME	PERSONAL WITH FULL VOTING AND INVESTMENT POWER(1)(2)	PERSONAL AS BENEFICIARY OF TRUSTS		VOTING AND INVESTMENT POWER ONLY		EQUITY AWARDS VESTING WITHIN 60 DAYS	TOTAL		PERCENT OF OUTSTANDING (IF GREATER THAN ONE PERCENT)

Claiborne P. Deming	266,986	394,884		—		—	661,870		2.71%

David L. Goebel	—	—		—		—	—		(4)

Fred L. Holliger	—	14,666	(3)	—		—	14,666		(4)

James W. Keyes	17,666	—		—		—	17,666		(4)

Diane N. Landen	68,327	76,837		8,991	(6)	—	154,155		(4)

David B. Miller	41,878	—		—		—	41,878		(4)

R. Madison Murphy	—	563,524		178,680	(7)	—	742,204	(8)	3.04%

Hon. Jeanne L. Phillips	2,093	—		—		—	2,093		(4)

Jack T. Taylor	11,580	7,086	(5)	—		—	18,666		(4)

Rosemary L. Turner	—	—		—		—	—		(4)

R. Andrew Clyde	203,001	—		—		152,600	355,601		1.45%

Mindy K. West	92,336	—		—		27,200	119,536		(4)

Terry P. Hatten	4,492	—		—		4,500	8,992		(4)

Robert J. Chumley	5,793	—		—		17,650	23,443		(4)

Renee M. Bacon	7,206	—		—		6,850	14,056		(4)

John A. Moore	26,780	—		—		—	26,780		(4)

Directors and executive officers as a group (19 persons)	752,120	1,056,997		187,671		214,500	2,211,288		9.04%

(1)

Includes Murphy USA Savings 401(k) Plan shares in the following amounts: Mr. Clyde 1,516 qualified shares, Ms. West 782 qualified shares and Mr. Moore 1,863 qualified shares. Excludes shares of common stock underlying phantom stock units held under the Murphy USA Supplemental Executive Retirement Plan in the following amounts: Mr. Clyde 17,043 shares.

(2)	Includes shares of common stock held by spouse and other household members as follows: Mr. Deming 12,110 shares held by spouse; Ms. Landen 2,043 shares owned jointly with spouse and children.
(3)	Includes 14,666 shares of common stock held by trust for which Mr. Holliger and his spouse are the beneficiaries and trustees.
(4)	Less than 1%.

OWNERSHIP OF MURPHY USA COMMON STOCK | SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

(5)	Includes 7,086 shares of common stock held by trust for which Mr. Taylor and his spouse are the beneficiaries and trustees.
(6)	Includes 8,991 shares of common stock held by trusts for which Ms. Landen is the trustee.
(7)

Includes (i) 82,050 shares of common stock held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed, (ii) 41,379 shares of common stock held in trust for children in which spouse is Trustee, (iii) 47,365 shares owned by the 2011 Murphy Family Trust, beneficial ownership expressly disclaimed, (iv) includes 7,866 shares owned by The Suzanne and Madison Murphy Grandchildren’s Trust, beneficial ownership expressly disclaimed.

(8)	Total includes 16,000 shares that are pledged as security.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 19

PROPOSAL 2	APPROVAL OF EXECUTIVE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate and retain the Named Executive Officers, who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2021 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is being provided as required pursuant to Section 14A of the Securities Exchange Act of 1934. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and will consider stockholders’ views and the Executive Compensation Committee will evaluate whether any actions are necessary to address those views. It is currently anticipated that the next Say-on-Pay vote will occur at the 2023 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview of the compensation provided to our CEO, CFO and three most highly compensated executive officers during the fiscal year-ended December 31, 2021:

NAME	TITLE

R. Andrew Clyde	President & CEO

Mindy K. West	EVP Fuels, CFO & Treasurer

Terry P. Hatten	SVP Human Resources

Robert J. Chumley	SVP Marketing

Renee M. Bacon	SVP Sales & Operations

John A. Moore	Former SVP & General Counsel

The six individuals above are collectively referred to herein as our “Named Executive Officers” or “NEOs.”

John A. Moore, who served as our SVP & General Counsel until his retirement on July 31, 2021, is included as an NEO because he would have been amongst our most highly compensated executive officers in 2021, other than our CEO and CFO, had he continued to serve in such role through the end of 2021.

Terry P. Hatten retired from the Company on February 28, 2022.

To further illustrate the concepts in this Compensation Discussion and Analysis, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our NEOs. This Compensation Discussion and Analysis should be read in conjunction with this tabular information beginning on page 34 in this Proxy Statement.

Overview

Murphy USA operates one of the nation’s largest convenience store chains, with 1,679 stores in 27 states located primarily in the Southwest, Southeast, Midwest and Northeast United States as of December 31, 2021, most of which are in close proximity to Walmart Supercenters. The Company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands.

Executive Compensation Philosophy and Objectives

The Executive Compensation Committee (referred to as the “Committee” in this section) bases its executive compensation decisions on principles designed to align the interests of our executives with those of our stockholders. The Committee believes compensation should provide a direct link with the Company’s values, objectives, business strategies and financial results. In order to motivate, attract, and retain key executives who are critical to its long-term success, the Company aims to provide pay packages that are competitive with others in the retail industry. In addition, the Company believes that executives should be rewarded for both the short- and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

Aligning Pay with Performance

The Committee believes our compensation programs provide a strong “pay for performance” link between the compensation provided to our executives and the Company’s performance relative to its peers. Consistent with the fundamental principle that compensation programs should pay for performance, the Company’s 2021 performance directly impacted compensation decisions and pay outcomes. Annual incentives for NEOs were earned at 114.5% of target, reflecting the Company’s 2021 performance relative to predefined targets. See pages 27-28 for additional information. Performance stock units (“PSUs”) linked to the Company’s performance for the three-year period ended in 2021 were earned at 200.0% of target. See page 31 for additional information.

We view performance in two ways: (1) the Company’s operating performance, including results against short- and long-term growth targets; and (2) return to stockholders over time, both on an absolute basis and relative to other companies, including both our peers and the S&P 500.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 21

COMPENSATION DISCUSSION AND ANALYSIS | 2021 BUSINESS HIGHLIGHTS

2021 Business Highlights

We measure our operating performance relative to the execution of a proven strategy that reflects five coherent themes that leverage our differentiated strengths and capabilities. This “5-Point Strategy” supports a business model which is both enduring in a highly volatile industry and difficult for competitors to replicate. Our strategy creates a unique way to compete for customers, workforce talent, supplier-partner support and stockholder capital. We take none of these stakeholders for granted and our goal is to create sustained value for all of them while making a positive impact in the communities we serve. Highlighted accomplishments among the 5-Point Strategy for 2021 include:

COMPENSATION DISCUSSION AND ANALYSIS | RETURN TO STOCKHOLDERS

Return to Stockholders

Since its inception, the Company has delivered consistent returns to our stockholders. In October 2020, the Company announced up to $500 million share repurchase program to be completed by December 2023. As of December 31, 2021, we had approximately $20 million remaining on that program which was completed in January 2022. In December 2021 the Company announced up to $1 billion share repurchase program to be completed by December 31, 2026, to begin upon the completion of the 2020 authorization. We have completed over $1.9 billion in share repurchases (49% of shares outstanding) in a little more than eight years of operation. Additionally, the Company announced in October 2021 a 16% increase to the quarterly dividend, bringing it to $0.29 cents per share. Our three-year annualized total stockholder return (TSR) for the period ending December 31, 2021 of approximately 39% outpaced the median TSR of our peer group (discussed in the “Role of Market Data” section included on page 25 in this Proxy Statement).

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 23

COMPENSATION DISCUSSION AND ANALYSIS | REPORTED AND REALIZED PAY

Reported and Realized Pay

Since a majority of reported pay for our Chief Executive Officer represents potential pay, we also consider pay actually realized each year. The following graph shows reported pay included in the 2021 Summary Compensation Table on page 34 as compared to realized pay during 2021.

The realized pay data shown above include, for the applicable year, the value of options exercised, restricted stock units (“RSUs”) vested and PSU awards earned for the three-year period ended during the applicable year. PSUs were earned at 200.0% of target for the 2019-2021 performance period. Stock price appreciation ($181.18 vs. $ 76.15) resulted in the value of RSUs and PSUs increasing significantly since they were granted in 2019, supporting our pay for performance philosophy.

Note that Mr. Clyde did not exercise any options in 2019 or 2021. In 2020, Mr. Clyde exercised options granted in 2015 and 2016 totaling $6.2 million; stock prices since these options were granted had more than doubled at the time of exercise. Prior to their exercise, Mr. Clyde held the options for roughly five years of the seven-year term.

2021 “Say-on-Pay” Vote Result

The Committee carefully considered the results of our May 2021 Say-on-Pay vote on NEO compensation, in which 98.78% of the advisory votes cast were in support of the Company’s Say-on-Pay proposal and executive compensation programs for our NEOs as described in our 2021 Proxy Statement. The Committee interpreted this level of support as affirmation by our stockholders of the design and overall execution of our executive compensation programs.

Throughout the past year, the Company engaged in dialogue with our largest stockholders about various corporate governance topics, including executive compensation. The Company values these discussions and encourages our stockholders to provide feedback about our executive compensation programs.

Based on the results of the 2021 vote and our ongoing dialogue with our stockholders, as well as a consideration of evolving best practices, the Committee continues to examine our compensation programs to ensure alignment with stockholder interests remains strong.

At the 2022 Annual Meeting of Stockholders, stockholders are being asked to vote on the frequency of Say-on-Pay votes. As described in further detail under Proposal 3, the Board recommends that stockholders vote in favor of annual Say-on-Pay votes, consistent with the Company’s current practice as previously approved by stockholders.

COMPENSATION DISCUSSION AND ANALYSIS | COMPENSATION DESIGN PRINCIPLES AND GOVERNANCE PRACTICES

Compensation Design Principles and Governance Practices

The Committee intends for its compensation design principles to protect and promote our stockholders’ interests. We believe our NEO compensation programs are consistent with best practices for sound corporate governance.

WE DO	WE DO NOT

✓   Pay for performance – a large majority of compensation  is performance-based and not guaranteed

✓   Mitigate undue business risk in compensation programs  and perform an annual compensation risk assessment

✓   Utilize an independent compensation consultant

✓   Provide modest perquisites

✓   Maintain stock ownership guidelines and restrict pledging

✓   Prohibit hedging transactions by executives

✓   Include “clawbacks” in our annual and long-term  incentive plans

×    Maintain employment contracts

×     Maintain separate change-in-control (“CIC”) agreements other than with the CEO

×     Provide excise tax gross-ups on CIC benefits

×     Provide tax gross-ups on perquisites

×     Allow repricing of underwater options

×     Allow current payment of dividends or dividend equivalents on unearned long-term incentives

Role of the Committee

The Committee has responsibility for discharging the Board of Directors’ responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation. In doing so, the Committee reviews all elements of the CEO’s compensation. The Committee also approves executive compensation for the Company’s other executive officers, approves and administers incentive compensation and equity-based plans, and monitors compliance of directors and executive officers with Company stock ownership requirements. Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants as well the sole authority to approve their fees and other retention terms. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. For additional information on the responsibilities of the Committee, see the “Committees–Executive Compensation Committee” section included on page 14 in this Proxy Statement.

Role of Market Data

The Committee adopted a peer group for purposes of reviewing and approving 2021 compensation. Due to the relatively small number of publicly-traded retail convenience store competitors, the group was broadened to include other companies in similar industries with which Murphy USA competes for executive talent in order to create a sufficient sample of companies against which compensation can be compared. The peer group was developed based on certain attributes including:

•	Industry Sector: Direct motor fuel and convenience retailers, retailers exposed to vehicle miles traveled, and other small box, common goods retailers (e.g., quick service restaurants)

•	Scale of Operation: Revenue, non-fuel revenue, earnings before interest, taxes, depreciation, and amortization, market capitalization, number of employees, and store count

•	Method of Operation: Company-operated sites and direct-owned real estate

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 25

COMPENSATION DISCUSSION AND ANALYSIS | ELEMENTS OF COMPENSATION

The 2021 compensation peer group consists of the following companies:

• Alimentation Couche-Tard • Advance Auto Parts • AutoZone • Brinker • Casey’s General Stores • Chipotle Mexican Group • Cracker Barrel • Dollar General • Dollar Tree	• Five Below • Foot Locker • GameStop • Monro • O’Reilly Automotive • Sally Beauty • TravelCenters of America • Ulta Beauty

Following its IPO in December 2020, Arko Corp. was added to the performance peer group used in assessing relative TSR performance under the Company’s PSU awards for the three-year period ended December 31, 2023. Otherwise, the performance peer group is identical to the 2021 compensation peer group.

In addition to comparator company information, the Committee uses several industry compensation surveys to determine competitive market pay levels for the NEOs.

Base salaries and total target direct compensation for the Company’s NEOs were compared to the median of the market data to determine whether the Company’s compensation practices were in alignment with market pay levels. When making compensation-related decisions, the Committee aims to set compensation levels for executive officers based on a deliberate review of market compensation for a particular position as well as each individual’s possession of a unique skill or knowledge set, proven leadership capabilities or experience and Company performance. Based on such factors, the Committee may determine with respect to one or more individuals that it is appropriate for compensation to meet, exceed, or fall below the median of the market data for a particular compensation element or total compensation.

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the NEOs, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides recommendations to the Committee. The Committee can exercise its discretion to modify any recommendations and make final decisions. The CEO does not participate in Committee discussions regarding CEO compensation.

Elements of Compensation

Our compensation program is comprised of three key components, each designed to be market-competitive and to help attract, motivate, retain and reward our NEOs.

ELEMENT	KEY CHARACTERISTICS	OBJECTIVES

Base Salary	• Fixed minimum level of compensation	• Reward the executive for day-to-day execution of primary duties and responsibilities
	• Reviewed annually and adjusted if and when appropriate	• Provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance

Annual Incentives	• Variable cash compensation component	• Motivate and reward NEOs for achieving annual business goals
	• Performance-based award opportunity based on annual operational and individual performance	• Align executives’ interests with the interests of stockholders
• Encourage responsible risk-taking and individual accountability

Long-term Incentives	• Variable equity-based compensation component	• Align executives’ interests with the interests of stockholders
	• Performance-based award opportunity based on long-term performance	• Reinforce the critical objective of building stockholder value over the long term
• Focus management attention upon the execution of the long-term business strategy

COMPENSATION DISCUSSION AND ANALYSIS | TARGET COMPENSATION MIX

The majority of our NEO compensation is performance-based and is issued in the form of both annual and long-term incentives. Individuals in a position to influence the growth of stockholder value have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the elements of the compensation program for the CEO and other NEOs is shown in the following charts which outline the size, in percentage terms, of each element of target compensation.

Target Compensation Mix

Base Salary

Base salary is designed to provide a competitive fixed rate of pay recognizing each employee’s level of responsibility and performance. In setting base salary levels for NEOs, the Committee considers competitive market data in addition to other factors such as duties and responsibilities, experience, individual performance, retention concerns, internal equity considerations, Company performance, general economic conditions and marketplace compensation trends.

Base salaries are reviewed annually. In 2021, the Committee adjusted salaries awarded to each NEO to bring salaries closer to competitive market levels for similar positions. The following table shows the base salaries for each of the NEOs effective February 1, 2020 and February 1, 2021:

NAME	TITLE	2020 SALARY ($)	2021 SALARY ($)

R. Andrew Clyde	President & CEO	1,200,000	1,235,000

Mindy K. West	EVP Fuels, CFO & Treasurer	675,000	700,000

Terry P. Hatten	SVP Human Resources	450,000	465,000

Robert J. Chumley	SVP Marketing	435,000	445,000

Renee M. Bacon	SVP Sales & Operations	420,000	445,000

John A. Moore(1)	Former SVP & General Counsel	430,000	435,000

(1)	The 2021 salary for Mr. Moore who retired effective July 31, 2021 reflects his annualized base salary rate. Actual salary received is included in the Summary Compensation Table on page 34.

Annual Incentive Plan

We provide annual incentives for our executive officers through our stockholder-approved Murphy USA Inc. 2019 Annual Incentive Plan, as amended and restated effective as of January 1, 2019 (the “AIP”). The primary objective of the AIP is to align corporate and individual goals with stockholder interests and Company strategy and to reward employees for their performance relative to those goals. Murphy USA targets the median of market pay levels for target annual incentive compensation.

The actual bonus earned by executives may be above or below the median of market pay levels based on actual Murphy USA performance.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 27

COMPENSATION DISCUSSION AND ANALYSIS | ANNUAL INCENTIVE PLAN

The Committee reviews market data annually with respect to competitive pay levels and sets specific bonus opportunities for each of our NEOs. Ms. West’s annual bonus target was increased for 2021 to better align with similarly situated positions within the peer group. The following table shows target bonuses as a percentage of base salary for each of the NEOs in 2021:

NAME	TITLE	TARGET BONUS AS A % OF SALARY

R. Andrew Clyde	President & CEO	135

Mindy K. West	EVP Fuels, CFO & Treasurer	85

Terry P. Hatten	SVP Human Resources	60

Robert J. Chumley	SVP Marketing	70

Renee M. Bacon	SVP Sales & Operations	70

John A. Moore(1)	Former SVP & General Counsel	60

(1)	Mr. Moore retired on July 31, 2021; pursuant to his retirement agreement, Mr. Moore was not eligible for an AIP payment related to 2021 Performance.

Each NEO’s actual AIP bonus payment is determined by multiplying their target bonus amount by the corporate performance weighted performance score, as described below. The Committee has the authority to exercise negative discretion to reduce an NEO’s bonus payout based on subjective individual criteria to determine the final payout amount. The NEO’s actual AIP bonus payment may not exceed 200% of their target amount.

2021 Corporate Performance

For 2021, the AIP metrics for the Company consisted of Adjusted EBITDA, profitability as measured by Fuel Cash Breakeven, Fuel Volume and the corporate goals and objectives (“Corporate Goals”) outlined below. The Committee believes the combination of these metrics reflected the overall key goals and objectives for the Company for 2021.

The Company’s overall financial performance for 2021 was strong, highlighted by record Adjusted EBITDA and Net Income due to robust fuel margins, expanded merchandise gross profit percentage and the acquisition of QuickChek.

The following table summarizes the Adjusted EBITDA, Fuel Cash Breakeven, Fuel Volume and Corporate Goals performance metrics and corresponding weightings used in determining annual incentive award payouts for our NEOs and the weighted performance scores for each based on actual performance during 2021:

METRIC	WEIGHTING (%)	THRESHOLD (50% PAYOUT)	TARGET (100% PAYOUT)	MAXIMUM (200% PAYOUT)	ACTUAL	PAYOUT % OF TARGET (%)	WEIGHTED PERFORMANCE SCORE (%)

Adjusted EBITDA ($MM)(1)	40	510.0	550.0	590.0	828.0	200.0	80.0

Fuel Cash Breakeven (cents per gallon)(2)	15	0.30	0.15	0.00	0.13	113.3	17.0

Fuel Volume (K-gal APSM)(3)	25	240.0	245.0	250.0	227.5	0.0	0.0

Corporate Goals(4)	20	See Details in Note 4				87.5	17.5

Total	100						114.5
(1)

Adjusted EBITDA includes the impact of QuickChek following its acquisition and is computed by adding net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income/loss) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, transaction and integration costs related to acquisitions and other non-operating (income) expense).

(2)

Fuel Cash Breakeven is computed by dividing merchandise gross margin dollars, less total site operating costs and retail administrative costs, by total retail gallons of fuel sold. Fuel Cash Breakeven excludes the impact of QuickChek.

(3)	Thousands of gallons average per store month (APSM) for all stores in full month of operation. Fuel Volume excludes the impact of QuickChek.
(4)

20% of the AIP payout is determined based on the Company’s performance relative to the 2021 Corporate Goals. The four Corporate Goals selected for 2021 were assessed and approved by the Committee and were designed to help drive our 5-Point Strategy described on page 22. Performance against the Corporate Goals is determined based on a scorecard where each of the four goals, weighted equally, can receive five points for target performance, and up to 10 points for Maximum performance. If all of the Corporate Goals are achieved at Maximum performance, the total score for the Corporate Goals would be 40 points, or 200% of target. In cases where performance is deemed “not acceptable,” it will be scored below Threshold and points may be deducted from the total weighted performance score. The Corporate Goals exclude the impact of QuickChek.

COMPENSATION DISCUSSION AND ANALYSIS | ANNUAL INCENTIVE PLAN

The Target level of the Corporate goals (shown below) can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that Target performance may be achieved, while the Threshold goals are more likely to be achieved and the Maximum goals represent more aggressive levels of performance and are very difficult to achieve. The Committee reviewed performance against the Corporate Goals and determined that actual performance resulted in achievement of 17.5% of the total AIP payout. Actual results achieved versus each of the Corporate Goals is illustrated below:

			ACTUAL

CORPORATE GOALS	WEIGHTING (%)	TARGET (100% PAYOUT)	BELOW THRESHOLD	THRESHOLD (0% PAYOUT)	TARGET (100% PAYOUT)	MAXIMUM (200% PAYOUT)	WEIGHTED PERFORMANCE SCORE%

Diversify Merchandise Mix: Merchandise Gross Margin: Tobacco Thousands of dollars APSM gross margin for all stores in full month of operation	5	16.0 to 16.2				✓

Diversify Merchandise Mix: Merchandise Gross Margin: Non-tobacco Thousands of dollars APSM gross margin for all stores in full month of operation	5	10.8 to 11.2			✓

Sustain Cost Leadership Position: Site Operating Expense Cost Management Thousands of dollars APSM for site operating costs (excluding credit card fees)	5	21.3 to 21.7	✓

Create Advantage from Market Volatility: Fuel, PS&W & RINs Contribution Total cpg on retail equivalent volume basis	5	17.0 to 18.0				✓

Total	20.0						17.5

Individual Performance

In addition to the corporate performance component for 2021, the AIP permitted the Committee to exercise its discretion to reduce an NEO’s award based on the Committee’s subjective review of his or her performance relative to the achievement of the metrics outlined above, business plan execution and other qualitative results. We believe that it is important to include this component in our AIP in order to take into account NEO performance that, in the Committee’s opinion, justifies an adjustment in the amount otherwise payable to a NEO based on objective corporate performance. Overall, amounts earned under the AIP cannot exceed the lesser of $5,000,000 and 200% of target. In 2021, the Committee believed that our NEOs’ individual performance was appropriately reflected in our corporate performance results. Thus, the Committee opted not to make any adjustments to the awards earned by our NEOs and payable under the AIP based on our corporate performance.

Overall Performance and Payouts

After certifying the results relative to our performance metrics and considering each individual’s contributions throughout the year, the Committee approved the following payments for our NEOs for 2021:

NAME	BONUS TARGET ($)	AIP % ACHIEVED	ACTUAL BONUS ($)

R. Andrew Clyde	1,663,312	114.5	1,904,493

Mindy K. West	590,417	114.5	676,027

Terry P. Hatten	278,250	114.5	318,596

Robert J. Chumley	310,917	114.5	356,000

Renee M. Bacon	310,042	114.5	354,998

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 29

COMPENSATION DISCUSSION AND ANALYSIS | LONG-TERM INCENTIVE COMPENSATION

Long-Term Incentive Compensation

We provide share-based, long-term compensation to our executive officers through our stockholder-approved Murphy USA Inc. 2013 Long-Term Incentive Plan, as amended and restated effective as of February 9, 2017 (the “LTIP”). Long-term incentive levels for Murphy USA’s officers are targeted at the median of competitive market pay levels. The plan provides for a variety of stock and share-based awards, including stock options and RSUs, each of which vests over a period determined by the Committee, as well as PSUs that are earned based on the Company’s achievement of two equally-weighted objective performance goals. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute and relative performance achieved through the use of stock options, return on average capital employed (ROACE)-based PSUs and relative TSR-based PSUs is appropriate. In order for executives to fully realize their targeted opportunities, Murphy USA must both successfully achieve its long-term goals and outperform its peers.

	STOCK OPTIONS	RESTRICTED STOCK UNITS	PERFORMANCE STOCK UNITS

Weighting	25%	25%	50%

Objectives

•  Provide a direct link between executive officer compensation and the value delivered to stockholders

•  Inherently performance-based, as option holders only realize benefits if the value of our stock increases following the grant date

•  Drive behaviors to create value for stockholders by linking executive compensation to stock price performance

•  Encourage retention

•  Result in actual share ownership (thereby supporting the Company’s stock ownership guidelines)

•  Align executives’ interests with the interests of stockholders

•  Reinforce the critical objective of building stockholder value over the long term

•  Focus management attention upon the execution of the long-term business strategy

Performance Conditions	• N/A	• N/A	• 50% – ROACE • 50% – TSR relative to our performance peer group

Term	• Seven years	• Three years	• Three years

Vesting	• Vest in two equal installments on the second and third anniversaries of the grant date	• Cliff vest on the third anniversary of the grant date	• Cliff vest after three years upon certification of results

Payout	• Upon exercise, participant acquires net common shares at the previously defined exercise price	• Participant acquires unrestricted shares of common stock upon vesting

•  Payment made in unrestricted shares of common stock at the end of three years upon approval of performance results by the Committee

•  Payouts at 50% of target for threshold level of performance

•  Maximum payouts capped at 200% of target

Dividends	• N/A	• Dividend equivalent units are accumulated during the 3 year vesting period and pay out only if the underlying RSUs vest	• Dividend equivalent units are accumulated during the performance period and pay out only to the extent that the underlying PSUs vest and are earned

COMPENSATION DISCUSSION AND ANALYSIS | EMPLOYEE BENEFITS AND PERQUISITES

Performance Stock Units

Vesting for 50% of the PSUs granted in 2021 will be based on Murphy USA’s TSR performance between 2021 and 2023 relative to the Company’s performance peer group (which, for this period is the same as the compensation peer group on page 26 with the addition of Arko Corp.). The Committee considers relative TSR an appropriate metric as it aligns the pay for our officers to the appreciation (or reduction) our stockholders receive in their investment in Murphy USA. TSR achievement and corresponding payout levels are as follows:

ACHIEVEMENT LEVEL	PERCENTILE RANK RELATIVE TO PEERS		PAYOUT % OF TARGET(1)

Maximum	≥75	th	200

Target	50	th	100

Threshold	25	th	50

Below Threshold	<25	th	0
(1)	Payout will be interpolated on a linear basis for performance between levels of achievement

Vesting for the remaining 50% of the PSUs granted in 2021 will be based on Murphy USA’s three-year average ROACE performance between 2021 and 2023 as compared to the Company’s three-year ROACE target set by the Committee at the beginning of the performance period.

Earned Amounts of 2019 to 2021 PSUs

In February 2022, the Committee certified the performance results for the 2019 PSUs for the three-year performance period that ended December 31, 2021. Under the provisions of these awards, the PSUs were subject to two equally-weighted metrics, ROACE and TSR relative to our peer group. As a result of the Company’s strong performance, the PSUs were earned at 200.0% of target.

The following table summarizes the final performance metrics and corresponding weightings used in determining the number of PSUs earned and the weighted performance scores for each based on actual performance during the three-year period:

METRIC	WEIGHTING (%)	THRESHOLD (50% PAYOUT)	TARGET (100% PAYOUT)	MAXIMUM (200% PAYOUT)	ACTUAL	PAYOUT % OF TARGET (%)	WEIGHTED PERFORMANCE SCORE (%)

ROACE (%)	50	11.0	12.5	14.0	20.8	200.0	100.0

Relative TSR (Percentile Rank)	50	25th	50th	75th	82.3	200.0	100.0

Total	100						200.0%

Employee Benefits and Perquisites

Murphy USA’s executives are provided usual and customary employee benefits available to all employees (except certain hourly retail employees). These include a qualified defined contribution plan (401(k)) (“Savings Plan”), health insurance, life insurance, accidental death and dismemberment insurance, medical and dental insurance, vision insurance and long-term disability insurance.

The purpose of the Savings Plan, a tax-qualified defined contribution retirement plan, is to provide retirement benefits for all the employees of Murphy USA who participate. All employees are allowed to contribute on a pre-tax basis up to 25 percent of their eligible pay. The Company matches contributions, dollar-for-dollar, up to the first six percent of base pay. Participating employees, including the NEOs, are immediately vested in all employee and Company-matched contributions.

Murphy USA provides a Supplemental Executive Retirement Plan (“Murphy USA SERP”), a nonqualified deferred compensation plan, to eligible executives, including the NEOs. The Murphy USA SERP is intended to restore qualified defined contribution (Savings Plan and profit-sharing) plan benefits restricted under the Internal Revenue Code of 1986 (the “IRC”) to certain highly-compensated individuals. The Company funds the Murphy USA SERP through the use of a rabbi trust. The Company’s obligations under the Murphy USA SERP are recorded in the financial statements and in the event of the Company’s bankruptcy or insolvency, the assets held by the rabbi trust could become subject to the claims of the Company’s creditors.

Murphy USA offers limited perquisites to our NEOs consistent with those offered by our peer group. The Board of Directors has authorized up to 50 hours annually of personal use of Company aircraft for our CEO as part of his total compensation package. The value of such personal use is periodically reported to the Committee and is reported as taxable income to the CEO, with no income tax assistance or gross-ups provided by the Company.

Reportable values for such personal use is based on the incremental costs to the Company, as provided in the “All Other Compensation” column of the Summary Compensation Table included on page 34 in this Proxy Statement.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 31

COMPENSATION DISCUSSION AND ANALYSIS | OTHER POLICIES

Other Policies

Severance and Change-in-Control Protection

The Company has not entered into any employment, CIC or termination agreements with its NEOs, other than with the CEO.

Mr. Clyde is party to a Severance Protection Agreement (the “SPA”) which was inherited from our predecessor, Murphy Oil. The SPA provides Mr. Clyde with certain severance benefits if his employment is terminated under certain circumstances within 24 months following a CIC. If Mr. Clyde’s employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump-sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards will be paid assuming the target level of performance), and continued life, accident and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cut back to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless Mr. Clyde would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback would not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

Mr. Moore retired on July 31, 2021. In consideration for a release of claims against the Company and his agreement to certain restrictive covenants, the Company and Mr. Moore entered into an agreement (the “Agreement”) pursuant to which the Company agreed to pay Mr. Moore a one-time payment of $1,540,000 which includes unused vacation pay, less applicable withholding taxes and deductions.

Under the terms of the LTIP, in the event of a CIC, all outstanding equity awards will vest, become immediately exercisable or payable and have all restrictions lifted. Any performance-based awards will be paid assuming the target level of performance.

Stock Ownership Guidelines

To further align the interests of our officers with those of our stockholders, the Board of Directors expects all officers to display confidence in the Company through the ownership of a significant amount of our stock. Under these guidelines as set forth in the Company’s Corporate Governance Guidelines, officers, including our NEOs, are expected to hold Murphy USA common stock having a value that is equivalent to a multiple of each officer’s annualized base salary within five years of assuming their position or, in some cases, a shorter period of time as determined by the Executive Compensation Committee. The targeted multiples vary among the executives depending upon their position:

•	CEO: 5x annual salary

•	EVPs: 3x annual salary

•	SVPs: 2x annual salary

•	VPs: 1x annual salary

Because the stock ownership guidelines are a multiple of each officer’s annualized salary, the value that must be maintained will increase proportionally with salary increases. Officers are expected to achieve targets within five years of assuming their positions. Shares owned directly by the officers, including RSUs and unrestricted stock units, those owned indirectly, assuming the officer has an economic interest in the shares, and shares held through our employee benefit plans, including the Savings Plan and deferred compensation plan for executives, are included in calculating ownership levels. Shares underlying stock options and unearned PSUs do not count toward the ownership guidelines. At December 31, 2021, all of our NEOs had met or were on track to comply with these stock ownership guidelines within the applicable five-year period.

Likewise, each member of our Board of Directors is expected to achieve ownership of at least three times their annual cash retainer within five years of service as discussed in the Compensation of Directors section of this Proxy Statement on page 15. As noted above, at December 31, 2021, all of our directors had met or were on track to comply with these stock ownership guidelines within the applicable five-year period.

The Committee will periodically assess these guidelines, monitor director and executive officer ownership levels relative to these guidelines and make recommendations as appropriate.

Pledging Policy

A director or executive officer may not pledge Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the Corporate Governance Guidelines. Once such stock ownership target has been achieved, such director or executive

COMPENSATION DISCUSSION AND ANALYSIS | OTHER POLICIES

officer is permitted to pledge Company securities in compliance with applicable law, so long as all stock owned to satisfy the applicable stock ownership target remains unpledged. Any pledging of shares must be disclosed to the Corporate Secretary and to the Board in advance of such pledging. All of our directors and executive officers are in compliance with our pledging policy.

Prohibition on Hedging

To ensure that Murphy USA Directors and executive officers, including our NEOs, bear the full risks of Murphy USA common stock ownership, the Company has adopted a policy that prohibits all directors, officers and employees from entering into hedging transactions that are designed to hedge or speculate on any change in the market value of the Company’s securities.

Recoupment and Clawback Policy

Our officers are subject to recoupment provisions in both the AIP and LTIP programs in the case of certain forfeiture events. If the Company restates its financial statements as a result of negligent, intentional or gross misconduct by the recipient, the Committee may, in its discretion, require that the recipient reimburse the Company with respect to any shares issued or payments made under the AIP or the LTIP in the period covered by the restated financial statements.

Tax Policy

Section 162(m) of the IRC generally limits the tax deductibility of compensation paid to NEOs to $1 million annually.

The Committee has and will continue to retain the flexibility to design and maintain the executive compensation programs in a manner that is most beneficial to stockholders, including the payment of compensation that is subject to the deduction limits under Section  162(m).

Role of the Compensation Consultant

The Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. Mercer provides executive and director compensation consulting services to the Committee, regularly attends Committee meetings, reports directly to the Committee on matters relating to compensation for our NEOs and participates in executive sessions without management present. Mercer provides advice and analyses to the Committee on the design and level of executive and director compensation. In connection with their services to the Committee, Mercer works with executive management and the corporate human resources team to formalize proposals for the Committee. The Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer’s work for the Committee does not raise any conflicts of interest.

Compensation-Based Risk Assessment

In February 2022, the Committee completed a review of the Company’s policies and practices of compensating its employees (including non-executives) as they relate to the Company’s risk management profile to determine whether these policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. As a result of this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Executive Compensation Committee:

Claiborne P. Deming (Chair)

David L. Goebel

Fred L. Holliger

James W. Keyes

David B. Miller

R. Madison Murphy

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 33

EXECUTIVE COMPENSATION

Further information with respect to the compensation paid to the NEOs is set forth in the following tables:

2021 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS(1) ($)	OPTION AWARDS(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3) ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS(4) ($)	ALL OTHER COMPENSATION(5) ($)	TOTAL ($)

R. Andrew Clyde President & Chief Executive Officer	2021	1,232,084	—	3,888,885	1,171,200	1,904,493	—	441,495	8,638,157
	2020	1,191,667	—	3,359,570	1,006,768	2,332,687	—	349,607	8,240,299
	2019	1,096,667	—	3,010,105	913,408	1,853,410	—	266,152	7,139,742

Mindy K. West Executive Vice President, Fuels, Chief Financial Officer & Treasurer	2021	697,917	—	966,966	291,200	676,027	5,639	168,215	2,805,964
	2020	672,917	—	871,000	260,176	780,583	195,359	161,760	2,941,795
	2019	644,167	—	809,440	247,808	649,865	196,124	105,574	2,652,978

Terry P. Hatten(6) Senior Vice President Human Resources	2021	463,750		420,420	124,800	318,596		217,886	1,545,452

Robert J. Chumley Senior Vice President, Marketing	2021	444,167	—	462,462	140,800	356,000	—	87,774	1,491,203
	2020	433,750	—	444,388	130,088	440,256	—	85,117	1,533,599
	2019	417,083	—	404,720	124,928	367,879	—	65,830	1,380,440

Renee M. Bacon Senior Vice President, Sales & Operations	2021	442,917	—	420,420	128,000	354,998	—	90,143	1,436,478
	2020	416,667	—	391,061	115,948	420,621	—	75,869	1,420,166
	2019	374,583	—	328,835	98,304	305,162	—	156,282	1,263,166

John A. Moore(7) Former Senior Vice President, & General Counsel	2021	253,333	—	357,357	108,800	—	—	1,649,734	2,369,224
	2020	429,167	—	337,735	101,808	373,375	95,944	116,598	1,454,626
	2019	420,000	—	328,835	100,352	319,284	99,503	99,958	1,367,932
(1)

The amounts shown represent the grant date fair value of both PSU, RSU and dividend equivalent unit awards granted in 2019, 2020 and 2021 as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as more fully described in the Incentive Plans footnote to the consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2019, December 31, 2020 and December 31, 2021. Amounts shown relating to PSUs and related dividend equivalent units were calculated based on the probable outcome of performance conditions as of the grant date, which was the target level, computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. For the 2021 grant, if the maximum payout were shown for the PSUs and related dividend equivalent units, the expense amounts that would be recognized would be: $3,888,885 for Mr. Clyde, $966,966 for Ms. West, $462,462 for Mr. Chumley, $357,357 for Mr. Moore, $420,420 for Mr. Hatten and $420,420 for Ms. Bacon, although the value of the actual payout to the NEO would depend on the stock price at the time of the payout. If the minimum payout were used, the amounts for PSUs and related dividend equivalent units would be reduced to zero. RSUs and related dividend equivalent units are generally forfeited if grantee’s employment terminates for any reason other than retirement, death or full disability. The RSUs and related dividend equivalent units generally vest three years from the date of grant of the RSUs. PSUs and related dividend equivalent units are forfeited if the grantee’s employment terminates for any reason other than retirement, death or full disability. The PSUs and related dividend equivalent units vest three years from the date of grant of the PSUs based on the Company’s performance relative to two equally-weighted metrics, ROACE and TSR relative to its peers. There is no assurance that the value realized by the executive will be at or near the value included in the table.

(2)

The amounts shown represent the grant date fair value as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as more fully described in the Incentive Plans footnote to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2019, December 31, 2020, and December 31, 2021. Options granted generally vest in two equal installments on the second and third anniversaries of the grant date. The options are exercisable for a period of seven years from the date of grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by each NEO will be at or near the value disclosed.

(3)

Amounts shown for 2021 reflect payments under our AIP, which were paid in February 2022. Amounts shown for 2020 reflect payments under our AIP, which were paid in February 2021. Amounts shown for 2019 reflect payments under our AIP, which were paid in February 2020.

(4)

The amounts shown in this column reflect for Ms. West and Mr. Moore the annual change in accumulated benefits under their accounts in the Murphy Oil Supplemental Executive Retirement Plan (“Murphy Oil SERP”), liability for which was assumed by Murphy USA in connection with the Spin-Off. See Pension Benefits Table included on page 38 in this Proxy Statement for more information. There are no deferred compensation earnings reported in this column, as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings. See the 2021 Non-qualified Deferred Compensation Table included on page 39 in this Proxy Statement for more information. Where the annual change in accumulated benefits was negative, it was excluded from this column and from the Summary Compensation Table Total column.

EXECUTIVE COMPENSATION | 2021 SUMMARY COMPENSATION TABLE

(5)

We offer limited perquisites to our NEOs which, together with Company contributions to our qualified savings and nonqualified defined contribution plans, comprise the All Other Compensation column. In 2021, the total amounts were as follows:

NAME	TOTAL CONTRIBUTION TO DC PLANS(a) ($)	TERM LIFE(b) ($)	OTHER(c) ($)

R. Andrew Clyde	281,681	540	153,874

Mindy K. West	154,925	540	6,750

Terry P Hatten	76,646	540	135,300

Robert J. Chumley	82,764	540	4,470

Renee M. Bacon	71,703	540	12,500

John A. Moore	76,561	315	1,566,858

(a) Company contributions to qualified and nonqualified defined contribution plans.

(b) Benefit attributable to Company-provided term life insurance policy.

(c) For Mr. Clyde, the amount shown includes $117,860, for personal use of corporate aircraft based on the aggregate incremental cost to the Company. The aggregate incremental cost to the Company is calculated by multiplying, for each trip, the statutory miles times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines. For Mr. Clyde and Mr. Moore, the amount shown includes contributions made on their behalf to charitable organizations under the Company’s gift matching program of $36,015 and $26,858, respectively. For Mr. Hatten, the amount includes relocation assistance of $130,200. For Mr. Moore, the amount shown includes $1,540,000 paid in connection with Mr. Moore’s retirement on July 31, 2021, the Company and Mr. Moore entered into an agreement pursuant to which the Company agreed to pay Mr. Moore a one-time payment of $1,540,000 which includes unused vacation pay, less applicable withholding taxes and deductions. The Agreement includes a release of claims by Mr. Moore in favor of the Company and its subsidiaries and affiliates.

(6)	Mr. Hatten retired from the Company on February 28, 2022. All unvested equity awards held by Mr. Hatten at the time of his retirement were forfeited.
(7)	Mr. Moore retired from the Company on July 31, 2021. All unvested equity awards held by Mr. Moore at the time of his retirement were forfeited.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 35

EXECUTIVE COMPENSATION | GRANTS OF PLAN-BASED AWARDS IN 2021

Grants of Plan-Based Awards in 2021

The following table provides information regarding both equity and non-equity incentive plan awards granted to each NEO during 2021. All awards are described in more detail in the Compensation Discussion and Analysis section beginning on page 21 in this Proxy Statement.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3) (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4) ($)
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

R. Andrew Clyde		831,656	1,663,312	3,326,625

	02/10/21				9,250	18,500	37,000				2,723,385

	02/10/21							9,250			1,165,500

	02/10/21								36,600	126.00	1,171,200

Mindy K. West		269,167	590,417	1,076,666

	02/10/21				2,300	4,600	9,200				677,166

	02/10/21							2,300			289,800

	02/10/21								9,100	126.00	291,200

Terry P. Hatten(5)		151,813	278,250	607,250

	02/10/21				1,000	2,000	4,000				294,420

	02/10/21							1,000			126,000

	02/10/21								3,900	126.00	124,800

Robert J. Chumley		151,813	310,917	607,250

	02/10/21				1,100	2,200	4,400				323,862

	02/10/21							1,100			138,600

	02/10/21								4,400	126.00	140,800

Renee M. Bacon		155,021	310,042	620,083

	02/10/21				1,000	2,000	4,000				294,420

	02/10/21							1,000			126,000

	02/10/21								4,000	126.00	128,000

John A. Moore(6)		130,500	261,000	522,000

	02/10/21				850	1,700	3,400				250,257

	02/10/21							850			107,100

	02/10/21								3,400	126.00	108,800
(1)

Threshold and maximum awards are based on the provisions in our AIP. Actual awards earned can range from 0 to 200 percent of the target awards. The Committee retains the authority to make awards under the program and to use its judgment in adjusting awards downward. Actual payouts for 2021 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” included in this Proxy Statement.

(2)	Threshold and maximum awards are based on the provisions of the PSU award agreements. Actual PSU awards earned can range from 0 to 200 percent of the target awards.
(3)	Amounts include time-based RSUs, which generally cliff-vest three years after their grant date.
(4)

The amounts in this column in respect of the RSUs, PSUs and stock option awards reflect their aggregate grant-date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column in respect of the PSUs were calculated based on the probable outcome of the performance condition as of the grant date, which is at the target level, in accordance with FASB ASC Topic 718. For option awards, these amounts represent the grant-date fair value of the option awards using a Black-Scholes-Merton based methodology. The actual value realized by each NEO for these equity awards depends on market prices at the time of exercise. There is no assurance that the value realized by each NEO will be at or near the value included in the table. Assumptions used in the calculation of these amounts are more fully described in the Incentive Plans footnote to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(5)	Mr. Hatten retired from the Company on February 28, 2022. All unvested equity awards held by Mr. Hatten at the time of his retirement were forfeited.
(6)	Mr. Moore retired from the Company on July 31, 2021. All unvested equity awards held by Mr. Moore at the time of his retirement were forfeited.

EXECUTIVE COMPENSATION | OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021

Outstanding Equity Awards at Fiscal Year End 2021

The following table illustrates outstanding Murphy USA equity awards (stock options, RSUs and PSUs) for each NEO as of December 31, 2021.

		OPTION AWARDS				STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1) (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION (MM/DD/YY) DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2) (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(4) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(3) ($)

R. Andrew Clyde	02/08/17	51,800	—	65.75	02/08/24

	02/07/18	38,400	—	71.00	02/07/25

	02/06/19	22,300	22,300	76.15	02/06/26

	02/05/20		35,600	106.72	02/05/27

	02/10/21		36,600	126.00	02/10/28

	02/06/19					12,005		2,391,876

	02/05/20					9,534		1,899,554

	02/10/21					9,315		1,855,921

	02/06/19					48,020	(5)	9,567,505

	02/05/20								38,136	7,598,217

	02/10/21								37,260	7,423,682

Mindy K. West	02/07/18	10,500	—	71.00	02/07/25

	02/06/19	6,050	6,050	76.15	02/06/26

	02/05/20		9,200	106.72	02/05/27

	02/10/21		9,100	126.00	02/10/28

	09/06/13					12,442	(6)	2,478,944

	02/06/19					3,228		643,147

	02/05/20					2,472		492,521

	02/10/21					2,316		461,440

	02/06/19					12,912	(5)	2,572,587

	02/05/20								9,888	1,970,085

	02/10/21							.	9,264	1,845,759

Terry P. Hatten(7)	02/06/19	—	2,500	76.15	02/06/26

	02/05/20	—	4,000	106.72	02/05/27

	02/10/21		3,900	126.00	02/10/28

	02/06/19					1,362		271,365

	02/05/20					1,059		210,995

	02/10/21					1,007		200,635

	02/06/19					5,448	(5)	1,085,460

	02/05/20								4,236	843,981

	02/10/21								4,028	802,539

Robert J. Chumley	02/08/17	6,700	—	65.75	02/08/24

	02/07/18	2,550	—	71.00	02/07/25

	02/06/19	3,050	3,050	76.15	02/06/26

	02/05/20		4,600	106.72	02/05/27

	02/10/21		4,400	126.00	02/10/28

	02/06/19					1,614		321,573

	02/05/20					1,261		251,242

	02/10/21					1,108		220,758

	02/06/19					3,822	(5)	761,495

	02/05/20								4,440	884,626

	02/10/21								5,008	997,794

Renee M. Bacon	02/06/19	2,400	2,400	76.15	02/06/26

	02/05/20		4,100	106.72	02/05/27

	02/10/21		4,000	126.00	02/10/28

	02/06/19					1,312		261,403

	02/05/20					1,302		259,410

	02/10/21					1,102		219,562

	02/06/19					5,248	(5)	1,045,612

	02/05/20								4,440	884,626

	02/10/21								4,028	802,539
(1)

Stock options vest 50 percent on the two-year anniversary of the original grant date with the remaining 50 percent vesting on the three-year anniversary of the original grant date. All options expire seven years after the original grant date.

(2)	RSUs generally vest on the three-year anniversary of the date on which they were originally granted.
(3)	Value was determined based on a December 31, 2021 closing stock price of $199.24 per share.
(4)

The amounts shown represent the number of outstanding PSUs that remain subject to performance conditions. These numbers represent PSUs that each NEO would receive assuming the performance conditions are achieved at maximum (200 percent). The actual numbers of PSUs earned at the end of the performance period will be based on Company performance. To the extent earned, these outstanding PSUs will cliff-vest on the three-year anniversary of the grant date once results have been certified.

(5)	Reflects the number of PSUs determined to be earned for the performance period ended December 31, 2021, which were vested and settled early in 2022.
(6)	Pension restoration RSUs granted in conjunction with the Spin-Off; will vest on the ten-year anniversary of the grant date.
(7)	Mr. Hatten retired from the Company on February 28, 2022. All unvested equity awards held by Mr. Hatten at the time of his retirement were forfeited.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 37

EXECUTIVE COMPENSATION | OPTION EXERCISES AND STOCK VESTED IN 2021

Option Exercises and Stock Vested in 2021

The following table summarizes the value received by each NEO from stock option exercises and stock grants that vested during 2021.

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE(1) ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING(2) ($)

R. Andrew Clyde	—	—	38,318	4,849,976

Mindy K. West	—	—	10,471	1,325,287

Terry P. Hatten	4,500	372,815	4,192	540,254

Robert J. Chumley	—	—	5,024	635,926

Renee M. Bacon	2,800	198,072	2,930	370,894

John A. Moore	5,000	341,083	5,024	635,926
(1)	The value shown reflects the pre-tax gain realized upon the exercise of options, which is the difference between the fair market value on the date of exercise and the exercise price of the options.
(2)	The amounts shown in this column reflect the pre-tax gain realized upon vesting of RSUs and PSUs, which is the fair market value of the shares on the date of vesting.

2021 Pension Benefits Table

The following table presents the value of the frozen accrued benefits of the NEOs under the defined benefit portion of the Murphy Oil SERP, liability for which was assumed by Murphy USA in connection with the Spin-Off. Murphy Oil remains responsible for all accrued benefits to our NEOs under the tax-qualified Murphy Oil Retirement Plan.

NAME	PLAN NAME(1)	NUMBER OF YEARS OF CREDITED SERVICE (#)(2)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)

R. Andrew Clyde	—	—	—	—

Mindy K. West	Murphy USA Supplemental Executive Retirement Plan	17.247	1,093,049	—

Robert J. Chumley	—	—	—	—

John A. Moore	Murphy USA Supplemental Executive Retirement Plan	18.497	406,852	—

Renee M. Bacon	—	—	—	—
(1)

Liabilities for benefits accrued for NEOs and other executive employees under the defined contributions portion of the Murphy Oil SERP were transferred to the Murphy USA SERP effective on the date of the Spin-Off and are included in the “2021 Non-Qualified Deferred Compensation Table” that follows.

(2)	The number of years of credited service reflects the frozen number of years of service credited under the Murphy Oil SERP through the date of the Spin-Off.

The accrued benefits presented above are based on a final-average-earning calculation. Frozen final average earnings which could not be included under a tax-qualified retirement plan were as follows: Ms. West $286,153, and Mr. Moore $141,236. The following assumptions were used in determining the present value amounts at December 31, 2021:

•	Discount Rate – 2.93%
•	Mortality Table – Pri-2012 White Collar Amount- Weighted Mortality Table projected generationally with MP-2021 mortality improvement scale
•	Assumed retirement date at age 62

EXECUTIVE COMPENSATION | 2021 NON-QUALIFIED DEFERRED COMPENSATION TABLE

2021 Non-Qualified Deferred Compensation Table

The following table includes the value of the accrued benefits of the NEOs under the defined contribution portion of the Murphy Oil SERP, liability for which was assumed by Murphy USA in connection with the Spin-Off, as well as the benefits accrued by the NEOs under the Murphy USA SERP from the date of the Spin-Off, through December 31, 2021.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR(1) ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(2) ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE(2) ($)

R. Andrew Clyde	283,379	244,330	1,278,674	—	5,786,031

Mindy K. West	55,833	117,125	185,321	—	1,477,681

Terry P. Hatten	177,848	39,296	30,144	—	538,129

Robert J. Chumley	80,007	45,414	43,755	—	516,494

Renee M. Bacon	212,932	34,353	58,168	—	616,614

John A. Moore	5,067	40,711	75,514	—	602,377
(1)	The executive contributions in the last fiscal year have been included in the “Salary” column for the NEO in the 2021 Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in the “All Other Compensation” for the NEO in the 2021 Summary Compensation Table.

Potential Payments Upon Termination or Termination in Connection with a Change-in-Control

The Company does not have employment, CIC or termination agreements with its NEOs other than the SPA with the CEO, which was inherited by Murphy USA in connection with the Spin-Off from prior parent Murphy Oil. However, upon a CIC, as defined in the LTIP, all outstanding equity awards granted under such plan shall vest and become immediately exercisable or payable, or have all restrictions lifted that apply to the type of award. Any performance-based awards will be paid at the target level of performance.

The SPA with Mr. Clyde provides certain severance benefits if Mr. Clyde’s employment is terminated within 24 months following a CIC. If his employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump-sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards be paid assuming the target level of performance) and continued life, accident and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cut back to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless Mr. Clyde would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

The Company has no other agreement, contract, plan or arrangement, written or unwritten, that provides for potential payments to any other NEOs upon termination or a CIC, (other than our RSU and PSU agreements that provide for pro-rated vesting upon death, full disability or retirement), with any PSUs eligible to vest remaining subject to actual final performance.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 39

EXECUTIVE COMPENSATION | 2021 PAY RATIO DISCLOSURE

The following table presents estimated amounts that would have been payable to our NEOs, other than Mr. Moore who as discussed above retired on July 31, 2021, if the described event had occurred on December 31, 2021, the last trading day of the last fiscal year:

NAME	CATEGORY	QUALIFIED TERMINATION WITH A CHANGE OF CONTROL ($)	DEATH, DISABILITY OR RETIREMENT ($)	RESIGNATION

R. Andrew Clyde	Severance(1)	9,797,210	—

	Non-Equity Compensation(2)	1,904,493	1,904,493

	Unvested & Accelerated(3)

	Full Value Awards	18,884,741	12,192,492

	Stock Options	8,719,203	—

Mindy K. West	Non-Equity Compensation(2)	676,027	780,583

	Unvested & Accelerated(3)

	Full Value Awards	7,270,324	5,275,078

	Stock Options	2,262,363	—

Terry P. Hatten(4)	Non-Equity Compensation(2)	318,596	318,596

	Unvested & Accelerated(3)

	Full Value Awards	2,049,114	1,365,790

	Stock Options	963,441	—

Robert J. Chumley	Non-Equity Compensation(2)	356,000	356,000

	Unvested & Accelerated(3)

	Full Value Awards	2,380,658	1,604,878

	Stock Options	1,123,273	—

Renee M. Bacon	Non-Equity Compensation(2)	354,998	354,998

	Unvested & Accelerated(3)

	Full Value Awards	2,049,113	1,356,426

	Stock Options	967,708	—
(1)

Represents three times the sum of base salary, the average of his last three bonus payouts and the cost of Company-provided term life insurance policy. Mr. Clyde does not participate in our health insurance program.

(2)

Non-equity compensation is calculated under the terms of the AIP. Although actual awards, if any, are subject to attaining certain performance-based targets, for purposes of this table, non-equity compensation is calculated based on actual awards earned in 2021.

(3)

In the event of a CIC, all unvested outstanding equity awards shall vest, become immediately exercisable or payable, or have all restrictions lifted as may apply to the type of the award. In the event of termination of employment on account of death, disability or retirement, outstanding RSUs, PSUs and related dividend equivalent units will vest on a pro-rated basis, based on the period between the grant date and the termination date. This amount reflects the incremental value of the current unvested outstanding RSUs, PSUs (assuming the target level of performance) and options. In the event of a termination, the exercise period for stock options is reduced to the lesser of the expiration date of the award or two years from date of termination.

(4)	Mr. Hatten retired from the Company on February 28, 2022. All unvested equity awards held by Mr. Hatten at the time of his retirement were forfeited.

2021 Pay Ratio Disclosure

Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2021:

•	the median of the annual total compensation of all of our employees (except our Chief Executive Officer) was $19,058; our median employee is a part-time store employee;

•	the annual total compensation of our Chief Executive officer was $8,638,157; and
•	the ratio of these two amounts was 453 to 1; we believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We selected our median employee as of December 31, 2021,

EXECUTIVE COMPENSATION | 2021 PAY RATIO DISCLOSURE

from our employee population of approximately 14,615 individuals. As a marketer of retail motor fuel products and convenience merchandise through retail stores, over one-half of our employee population on this date was comprised of part-time employees.

To identify our “median employee” from our total employee population, we compared our employees’ total cash compensation for 2021 (which included base wages and any additional cash awards). In making this determination, we annualized the compensation of full-time and part-time employees who were hired in 2021 but did not work for us for the entire fiscal year. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.

Determination of Annual Total Compensation of Our “Median Employee” and Our CEO

Once we identified our “median employee,” we then calculated such employee’s annual total compensation for 2021 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2021 (as set forth in the 2021 Summary Compensation Table on page 34 of this Proxy Statement).

Our CEO’s annual total compensation for 2021 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2021 Summary Compensation Table.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 41

PROPOSAL 3	DETERMINE THE FREQUENCY OF STOCKHOLDER APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS ON AN ADVISORY, NON-BINDING BASIS

Section 14A of the Securities Exchange Act of 1934 requires the Company to provide stockholders with the opportunity to determine, on an advisory, non-binding basis, how frequently the Company should seek stockholder approval of the compensation of the Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, on an advisory, non-binding basis. By voting on this following resolution, stockholders may indicate whether they would prefer to approve the compensation of the Named Executive Officers on an advisory, non-binding basis once every one, two or three years or they may abstain from voting.

After careful consideration of this Proposal 3, the Board has determined that stockholder approval of the compensation of the Named Executive Officers on an advisory, non-binding basis that occurs every year is the most appropriate alternative for Murphy USA, and therefore the Board recommends that you vote for a one-year interval for the approval of the compensation of the Named Executive Officers on an advisory, non-binding basis.

In formulating its recommendation, the Board considered that an annual vote on the compensation of the Named Executive Officers on an advisory, non-binding basis will allow stockholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual stockholder approval of the compensation of the Named Executive Officers on an advisory, non-binding basis is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years or every three years, or you may abstain from voting. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders determine, by voting on one of the four alternatives below, on an advisory, non-binding basis, the frequency with which they should approve the compensation of the Company’s Named Executive Officers on an advisory, non-binding basis:

Choice 1 – EVERY YEAR;

Choice 2 – EVERY TWO YEARS;

Choice 3 – EVERY THREE YEARS; or

Choice 4 – ABSTAIN from voting.”

The option that receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be considered approved by the stockholders on an advisory, non-binding basis. If no choice receives the required majority vote approval, the Board will take into account all voting results in determining the frequency of the Say-on-Pay vote. However, because this vote is advisory and not binding on the Board or Murphy USA, the Board may decide that it is in the best interests of our stockholders and Murphy USA to approve the compensation of the Named Executive Officers on an advisory, non-binding basis more or less frequently than the option approved by our stockholders.

Section 14A of the Securities Exchange Act of 1934 requires that we again solicit a stockholder vote to determine the frequency of Say-on-Pay on an advisory, non-binding basis within not more than six years after this advisory vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR “EVERY YEAR” FOR THE FREQUENCY OF APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS ON AN ADVISORY, NON-BINDING BASIS.

PROPOSAL 4	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022

The Audit Committee and the Board of Directors have approved the engagement of KPMG LLP as Murphy USA’s independent registered public accounting firm for 2022. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the selection of accountants requires approval by a majority of the votes cast by the stockholders of Murphy USA Common Stock, which votes are cast “for” or “against” the ratification. Murphy USA’s Board is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Murphy USA and its stockholders.

The Audit Committee evaluates the qualifications, performance, and independence of the independent auditor, including the lead partner, on an annual basis (in each case in light of SEC and NYSE independence and other applicable standards then in effect). The Audit Committee ensures the regular rotation of the lead audit partner as required by law and is involved in the selection of the lead audit partner. In addition, the Audit Committee receives periodic reports on the hiring of KPMG LLP partners and other professionals (if hired) to help ensure KPMG LLP satisfies applicable independence rules.

KPMG LLP has served as Murphy USA’s independent registered accounting firm since the Spin-Off in 2013 and prior to that served as the auditor to Murphy USA’s former parent for more than 60 years. KPMG LLP reports directly to the Audit Committee of Murphy USA. In selecting KPMG LLP as Murphy USA’s independent registered accounting firm for 2022, the Audit Committee considered a number of factors, including:

•	the quality of its ongoing discussions with KPMG LLP, including the professional resolution of accounting and financial reporting matters with its national office,
•	the professional qualifications of KPMG LLP, the lead audit partner and other key engagement partners,

•	KPMG LLP’s independence program and its processes for maintaining its independence,

•	KPMG LLP’s depth of understanding of Murphy USA’s businesses, accounting policies and practices and internal control over financial reporting,

•	the appropriateness of KPMG LLP’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms),

•	consideration of KPMG LLP’s known legal risks and significant proceedings that may impair their ability to perform Murphy USA’s annual audit,

•	the most recent PCAOB inspection report on KPMG LLP and the results of “peer review” and self-review examinations, and

•	the results of management’s and the Audit Committee’s annual evaluations of the qualifications, performance and independence of KPMG LLP.

In addition, the Audit Committee periodically considers the appropriateness of a rotation of the independent registered accounting firm. At this time, the Audit Committee and the Board of Directors believe that the continued retention of KPMG LLP as Murphy USA’s independent registered public accounting firm is in the best interests of Murphy USA and its stockholders. Under Murphy USA’s policy for pre-approval of audit and permitted non-audit services by KPMG LLP, the Audit Committee has delegated the right to pre-approve services between meeting dates to the Chair of the Committee, subject to ratification of the full Committee at the next scheduled meeting. The Committee evaluates all services, including those engagements related to tax and internal control over financial reporting, considering the nature of such services in light of auditor independence, in accordance with the rules of the PCAOB.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 43

PROPOSAL 4 | RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022

FEES PAID TO KPMG LLP

The table below shows the fees paid by Murphy USA to KPMG LLP in 2021 and 2020.

	2021 (IN THOUSANDS)	2020 (IN THOUSANDS)

Fees paid by Murphy USA:

Audit fees(1)	$1,205	$985

Audit-related fees(2)	$139	$178

Tax fees	$—	$—

All other fees(3)	$42	$690

Total Fees	$1,386	$1,853

(1)

Audit fees include fees for the audit of Murphy USA’s consolidated financial statements, as well as subsidiary and statutory audits directly related to the performance of the Murphy USA consolidated audit. Audit fees include out-of-pocket expenses of $20 in 2021 and $5 in 2020.

(2)

Audit-related fees include fees for in 2021 for comfort letters associated with debt issued to acquire Quick Chek Corporation and in 2020 assurance and related services that are traditionally performed by independent accountants such as due diligence related to business combinations.

(3)	All other fees include payments related to miscellaneous IT consulting costs in 2021 and a G&A cost benchmarking study in 2020.

All of the services provided by KPMG LLP and the fees paid by Murphy USA were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above. The Audit Committee considers the non-audit services rendered by KPMG LLP during the most recently completed fiscal year in its annual independence evaluation.

If you do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its appointment. Even if you do ratify the appointment, the Audit Committee retains its discretion to reconsider its appointment if it believes necessary in the best interest of the Company and the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2022.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals (other than director nominations) intended to be included in the proxy statement and presented at the 2023 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 25, 2022 in order to be considered for inclusion in the proxy materials pursuant to SEC Rule 14a-8.

Our Bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials directors constituting up to the greater of two or 20% of board seats, if the stockholder(s) and the nominee(s) meet the requirements in the Company’s

Bylaws. Notice of director nominations submitted under these proxy access Bylaw provisions must be received no earlier than October 26, 2022 and no later than November 25, 2022. Any such nomination is subject to the proxy access provisions and other requirements in the Company’s Bylaws.

A stockholder may wish to have a nomination or proposal presented at the Annual Meeting of Stockholders that is not included in the Company’s Proxy Statement. Any such nomination or proposal is subject to the advance notice provisions and other requirements of the Company’s Bylaws. In the case of the 2023 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 5, 2023, and no later than February 4, 2023.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2022 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Stockholder Meeting To Be Held on May 5, 2022. This 2022 Proxy Statement and the 2021 Annual Report on Form 10-K are available, free of charge, at www.proxyvote.com.

In addition, the Company will provide without charge, upon the written request of any stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC for the fiscal year ended December 31, 2021. Requests should be directed to Murphy USA Inc., Attn: Investor Relations Department, 200 East Peach Street, El Dorado, Arkansas 71730 or to https://www.proxyvote.com.

The Company will also deliver promptly upon written or oral request a separate copy of the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement, to any stockholder who shares an address with other stockholders and where only one (1) set of materials were sent to that address to be shared by all stockholders at that address.

MURPHY USA INC. 2022 PROXY STATEMENT	PAGE 45

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

“Householding” occurs when a single copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive a separate copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company in the manner provided below and the Company will promptly send you a separate copy of our annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company in the manner provided below.

Requests in this regard should be addressed to:

Gregory L. Smith

Vice President, General Counsel

and Corporate Secretary

Murphy USA Inc.

200 East Peach Street

El Dorado, Arkansas 71730

(870) 875-7600

On March 25, 2022, the Company first mailed the Notice of Internet Availability of Proxy Materials to stockholders. The Notice contains instructions about how to access our proxy materials and vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Gregory L. Smith

Vice President, General Counsel

and Corporate Secretary

El Dorado, Arkansas

March 25, 2022

You are urged to follow the instructions for voting contained in the Notice Regarding Availability of Proxy Materials or, if you received a paper copy of the Proxy Materials, to date, sign and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting, even if you plan to attend the meeting. If you desire to vote your shares at the meeting, your proxy may be revoked. If you are receiving a printed copy of the proxy materials, a pre-addressed and postage paid envelope has been enclosed for your convenience in returning the proxy card.

MURPHY USA INC. ATTN: Connie Vaughn-Dunn 200 EAST PEACH STREET EL DORADO, AR 71730

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/04/2022 for shares held directly and by 11:59 P.M. ET on 05/02/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/04/2022 for shares held directly and by 11:59 P.M. ET on 05/02/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
the following:			☐	☐	☐
1.	Election of Four Class III Directors Whose Current Term Expires on the Date of the Annual Meeting
Nominees
01)	R. Madison Murphy 02) R. Andrew Clyde 03) David B. Miller 04) Rosemary L. Turner
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2.	Approval of Executive Compensation on an Advisory, Non-Binding Basis.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting.
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
3.	Determine the Frequency of Stockholder Approval of the Compensation of the Named Executive Officers on an Advisory, Non-Binding Basis.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
4.	Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2022.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

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MURPHY USA INC.

Annual Meeting of Stockholders

May 5, 2022 8:00 AM Central Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) R. Madison Murphy and R. Andrew Clyde, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MURPHY USA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Central Time on May 5, 2022, at Murphy USA Corporate Headquarters, 200 East Peach Street, El Dorado, AR 71730 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side